Exhibit 10.3

DATED 14-SEP-2011

MAGELLAN PETROLEUM (N.T) PTY. LTD.

ABN 95 009 718 183

(Seller)

and

SANTOS LIMITED

ABN 80 007 550 923

and

SANTOS QNT PTY. LTD.

ABN 33 083 077 196

(each a Buyer)

GAS SUPPLY AND PURCHASE AGREEMENT

1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	9
	1.3	Separate Agreements	10
	1.4	Several Liability	10
	1.5	No Partnership	11
	1.6	Common Stream	11
2.	CONDITIONS PRECEDENT		11
3.	WARRANTIES		12
	3.1	Seller	12
	3.2	Buyers	12
	3.3	Implied Warranties	12
4.	CONCESSION GSPAs		12
5.	SALE AND PURCHASE		13
6.	TRANSPORTATION AND DELIVERY POINT		13
	6.1	Gas Field	13
	6.2	Transportation	14
	6.3	Delivery Point	14
	6.4	Title and Risk	14
7.	COMMENCEMENT DATE AND TERM		15
	7.1	Commencement Date	15
	7.2	Supply Period	15
	7.3	Recovery Period	15
	7.4	Termination Date	15
8.	GAS QUANTITIES AND NOMINATIONS		15
	8.1	Daily Contract Quantities ,	15
	8.2	Capacity and Demand Forecasts	16
	8.3	Nominations	18
	8.4	Payment Obligation	18
	8.5	Supply Obligation	18
	8.6	Make-up Gas	20
9.	PAYMENT PRIOR TO CONCESSION GSPAS		23
	9.1	When this clause takes effect	23
	9.2	Deemed Quantity Amount	23
	9.3	Deemed Quantity	23
	9.4	Relevant Price	23
	9.5	Deemed Quantity to be Inventory Gas	24
	9.6	Prices exclusive of GST	24
10.	PRICE		24
	10.1	Gas Price Calculation	24
	10.2	Prices Exclusive of GST, Carbon Costs and Imposts	25
11.	IMPOSTS AND GST		25
	11.1	Imposts	25
	11.2	Change of Law	26
	11.3	Carbon Costs	26
	11.4	GST	26
12.	GAS QUALITY		27
	12.1	Specifications	27
	12.2	Seller’s liability for Off Specification Gas	27
13.	PERMITTED INTERRUPTIONS AND MAINTENANCE		28
	13.1	Maintenance Programmes	28
	13.2	Maintenance Allowance	28
14.	MEASUREMENT		28
	14.1	Measurement	28
	14.2	Calibration	29
	14.3	Correction	29

ii

	14.4	Metering Information	29
	14.5	Seller’s Proration	29
15.	BILLING AND PAYMENT		29
	15.1	Invoice	29
	15.2	Payment	30
	15.3	Notification of Disputed Amounts	30
	15.4	Auditing records	31
	15.5	Interest on Late and Disputed Payments	32
16.	FORCE MAJEURE		32
	16.1	No Breach	32
	16.2	Definition of Force Majeure	32
	16.3	Specific Exclusions	33
	16.4	Industrial Disturbances	33
	16.5	Notification and Mitigation of Force Majeure	33
	16.6	Termination by Reason of Force Majeure	34
	16.7	End of Force Majeure	34
17.	DEFAULT AND TERMINATION		35
	17.1	Default by Buyer	35
	17.2	Default by the Seller	35
	17.3	Other Defaults and Remedies	35
	17.4	Survival	36
18.	LIMITATION OF LIABILITY		36
19.	SELLER’S AND BUYERS’ REPRESENTATIVES		36
	19.1	Seller’s Representative	36
	19.2	Buyer	37
	19.3	Change of Representatives	37
	19.4	Transfer of Funds	38
20.	GOVERNING LAW		38
	20.1	Governing law	38
	20.2	Jurisdiction	38
21	NOTICES, REPRESENTATIVES AND EXECUTION		38
	21.1	Notices to Representatives	38
	21.2	Notices	38
22.	CONFIDENTIALITY		39
	22.1	Confidential Information to be kept Confidential	39
	22.2	Permitted Disclosure	39
	22.3	Limitation of Permitted Disclosure	39
	22.4	Third Party Demand for Information	40
	22.5	Urgent Relief	40
23.	ASSIGNMENT		40
	23.1	Restriction on Assignment	40
	23.2	Deed of Covenant	41
24.	DISPUTE RESOLUTION		41
	24.1	Disputes	41
	24.2	Senior Representatives to Resolve	41
	24.3	Dispute Resolution	41
	24.4	Expert Determination	42
	24.5	Arbitration	42
25.	GENERAL		43
	25.1	Entire Agreement	43
	25.2	Amendment	43
	25.3	Waiver	43
	25.4	Further assurances	43
	25.5	Severability	44
	25.6	Counterparts	44

iii

GAS SUPPLY AND PURCHASE AGREEMENT

Dated 14 September 2011

Parties

MAGELLAN PETROLEUM (N.T) PTY. LTD. ABN 95 009 718 183 of 145 Eagle Street, Brisbane, Queensland, 4000 (the Seller)

SANTOS QNT PTY. LTD. ABN 33 083 077 196 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia, 5000 (Santos QNT) and

SANTOS LIMITED ABN 80 007 550 923 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia, 5000 (Santos),

(the Buyers)

RECITALS

A.	The Buyers and the Seller have entered into the Sale and Purchase Agreement. Upon completion of the transactions contemplated in the Sale and Purchase Agreement, the Seller will be the sole beneficial owner of gas recovered from the Palm Valley Gas Field.

B.	The Seller is willing to sell gas recovered from the Palm Valley Gas Field to the Buyers at the Delivery Point, to meet part of the requirements of the Buyers’ customers under Concession GSPAs.

C.	The Buyers wish to take delivery of, and pay for, natural gas at the Delivery Point.

D.	The Parties are entering into this Agreement to set out the terms and conditions under which the purchase and sale of Gas may take place.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the meaning stated unless the context otherwise requires:

Access Arrangement means the Access Arrangement for the Pipeline approved by the Australian Energy Regulator on 27 July 2011 pursuant to the National Gas (Northern Territory) Law, as may be amended with the approval of the Australian Energy Regulator from time to time.

ACQ means:

(a)	in each of the Contract Years during the Supply Period, the quantity (in PJ) determined as follows:

1.71 ÷ 365 x ND

where:

ND	=	the number of Days during the relevant Contract Year; and

(b)	in each of the Contract Years during the Recovery Period, the amount which is the greater of:

(i)	the lesser of:

(A)

     where:

ND	=	the number of Days during the relevant Contract Year (determined as at the last Day of the Supply Period); and

(B)	the quantity (Q) of Gas (in PJ) which is the amount calculated on the last Day of the Supply Period as follows:

     where:

CCQ	=	the Combined Contract Quantity (in PJ); and

DG	=	the aggregate quantity of Gas delivered by the Seller to the Buyers during the Supply Period (calculated on the last Day of the Supply Period) (in PJ);

Y	=	the total number of Days during the Recovery Period (determined as at the last Day of the Supply Period); and

ND	=	the number of Days during the relevant Contract Year (determined as at the last Day of the Supply Period); and

(ii)	1.71÷ 365 x ND (in PJ)

where:

ND = the number of Days during the relevant Contract Year (determined as at the last Day of the Supply Period).

Affected Party is defined in clause 16.1.

Agreement means the agreement constituted by this document, including the Recitals and Attachments.

Appointing Party is defined in clause 15.4(b).

Attachments mean any schedules, exhibits and other attachments to this Agreement.

Bank Bill Rate in respect of a day on which interest is to be calculated, means the annual percentage rate equivalent to the 3-month bank bill swap rate as published in the most recent Monday edition of The Australian newspaper, or if not able to be so determined, then the 3-month bank bill swap rate under the heading “AVERAGE BID RATE” which is quoted on the page numbered “BBSY” (or any page replacing that page) of the Reuters Monitor System at or about 10:00 hours (Sydney time) on that day, or if not able to be so determined, then the 3-month bank bill swap rate under the heading “BID” as published by Bloomberg quoted on page code MMR2 (or any page replacing that page) at or about 10:00 hours (Sydney time) on that day.

Business Day means a day when trading banks are open for business in Adelaide, South Australia, excluding a Saturday, Sunday or public holiday.

Buyer Related Entity is defined in clause 10.1 (c)(i).

Buyer’s Default Notice is defined in clause 17.2(a).

Buyers’ Facilities means the:

(a)	wells, pipelines, plant and machinery, equipment and other facilities at or relating to the Mereenie Gas Field or relating to the transportation of Gas for delivery to Concession GSPA customers; and

(b)	the easements, permits and licences necessary associated with the wells, pipelines, plant and machinery, equipment and other facilities described in paragraph (a),

utilised by each of the Buyers (or a Related Body Corporate).

Buyers’ Representative is described in clause 19.2.

Buyer’s Termination Notice is defined in clause 17.2(b).

Carbon Costs means the net costs which are incurred by the Seller or by a Related Body Corporate of the Seller as a result of any person:

(a)	acquiring Carbon Instruments;

(b)	paying any Carbon Tax; or

(c)	meeting any other Government Requirement,

which instrument, tax or requirement is fairly attributable to the acquisition, recovery, production, processing, transportation, receipt, making available for delivery, delivery, compression, supply or sale of Gas in connection with this Agreement, together with associated administrative and incidental costs.

Carbon Instrument means an Emissions Permit or Carbon Offset.

Carbon Offset means any permit, authorisation, licence, allowance or consent (however named and however acquired) which reduces its holder’s liability to surrender Emissions Permits pursuant to the Emissions Trading Legislation.

Carbon Tax means a tax, royalty, excise, levy, fee, rate, charge or cost levied, charged or imposed on the Seller or any third party by any Government Authority, or other body authorised by law to impose that Carbon Tax, the rate of which, in relation to a quantity of a substance, is set at least in part by reference to the potential emissions of any greenhouse gas from the combustion or other use of that quantity of the substance.

Change of Law means:

(a)	any law, regulation, rules, code, or sub-code being introduced, amended or repealed in whole or in part;

(b)	any Impost which was not in force as at the Contract Execution Date being imposed;

(c)	the rate at which any Impost is levied being varied from the rate prevailing as at the Contract Execution Date;

(d)	the basis on which any Impost is levied or calculated being varied from the basis on which it is levied or calculated as at the Contract Execution Date; or

(e)	a variation in the interpretation or administration of the common law, a law or a regulation by a governmental agency or body or a court or tribunal,

except to the extent that such imposition, amendment, repeal, variation or introduction relates to income tax, GST, and except to the extent that any such law, regulation, rules, code, sub-code, Impost, rate, basis or variation entails or relates to a Carbon Cost or Emissions Trading Legislation.

Combined Contract Quantity or CCQ is 25.65 PJ of Gas.

Commencement Date is defined in clause 7.1.

Completion has the meaning given in the Sale and Purchase Agreement.

Concession GSPA means, subject to clause 4(c), an agreement for the supply of gas by a Buyer to a customer of the Buyer where the sole source of gas to be made available to the customer is, or is intended to be at the date the agreement is entered into, gas recovered from the Mereenie Gas Field and/or the Palm Valley Gas Field (or other fields in accordance with clause 6.1 (b)).

Condition Date is defined in clause 2(a).

Condition is defined in clause 2(a).

Confidential Information means the contents of this Agreement and any other information obtained as a result of the operations contemplated by this Agreement (including information concerning the operations, dealings, transactions, contracts or commercial or financial affairs of any Party), but excluding information which is or becomes part of the public domain through no fault of the Party receiving the information or which is lawfully obtained by a Party from external sources (together with interpretations thereof) or otherwise known by a Party prior to receiving it from the other Party.

Confirmed Daily Nomination is defined in clause 8.3(b).

Consequential Loss Clause is defined in clause 4(b)(ii).

Contract Execution Date means the date of execution of this Agreement by the Parties.

Contract Year means a continuous 12-Month period during the Supply Period or the Recovery Period commencing at 08:00 hours on the 1st of January each year and ending immediately prior to the next anniversary thereof, except that in respect of the first and final Contract Years of the Supply Period and the first and final Contract Years of the Recovery Period a Contract Year shall mean:

(a)	for the first Contract Year of the Supply Period, the period commencing on the Commencement Date and ending immediately prior to 08:00 hours on the 1st of January in the succeeding year;

(b)	for the final Contract Year of the Supply Period, the period commencing at 08:00 hours on the 1st of January of the last Contract Year and ending on the last day of the Supply Period;

(c)	for the first Contract Year of the Recovery Period, the period commencing at the end of the Supply Period and ending immediately prior to 08:00 hours on the 1st of January in the succeeding year; and

(d)	for the final Contract Year of the Recovery Period, the period commencing at 08:00 hours on the 1st of January of the last Contract Year and ending on the last day of the Recovery Period.

Corporations Act means the Corporations Act 2001 (Cth).

Customer Nominated Quantity means the quantity which is 80% of the aggregate of all quantities of gas properly nominated by the Buyers’ customers under the Concession GSPAs for a Day.

Customer Payment is defined in clause 8.6(a).

Customer Quantity is defined in clause 8.6(a).

Customers means the Buyer and every other buyer of gas from the Seller taking delivery of gas at the Delivery Point or where the primary source of gas to be made available to the buyer is, or is intended to be at the date the agreement is entered into, gas recovered from the Palm Valley Gas Field in so far as that buyer has a gas supply agreement with the Seller.

Daily Capacity Forecast Quantity or DCFQ is defined in clause 8.2(j).

Daily Contract Quantity or DCQ means the daily rate expressed in TJ/d as given in clause 8.1(a).

Daily Nomination is defined in clause 8.3(a).

Day is a period of 24 hours commencing at 08:00 hours on such day.

Deemed Quantity is defined in clause 9.3.

Deemed Quantity Amount is defined in clause 9.2(a).

Defaulting Party means a Party defaulting in the performance of an obligation under this Agreement.

Default Notice is defined in clause 17.3.

Delivered Quantity is defined in clause 7.3(b).

Delivery Point means the Primary Delivery Point or any alternative delivery point agreed by the Parties in writing from time to time in accordance with clause 6.3(b).

Direct Loss means Loss that is not Excluded Loss.

Dispute has the meaning given in clause 24.1.

Dispute Notice has the meaning given in clause 24.1.

Emissions Permit means a permit, authorisation, licence, allowance or consent (however named and however acquired) which enables its holder to emit into the atmosphere a specified quantity or intensity of greenhouse gases without incurring a liability for a financial or other penalty pursuant to the Emissions Trading Legislation.

Emissions Trading Legislation means any law for the establishment of a greenhouse gas emissions trading scheme which includes a requirement for the surrender of Carbon Instruments in specified circumstances, and includes all regulations, legislative instruments, orders, determinations, directives and guidelines (however named) made under that law.

Excluded Loss means any indirect or consequential Loss and includes (whether constituting direct or indirect Loss) loss of profit, loss of income, loss of goodwill, loss of generation, loss of production, loss of use, loss of contract, loss of business opportunity, and punitive or aggravated damages.

Expert means an expert appointed in accordance with clause 24.4(a).

Field Delivery Station means the facilities owned by the Seller in the area of the Palm Valley Petroleum Lease for delivering Gas into the existing inlet flange of the Pipeline.

Financial Default means a failure to comply with a financial obligation under this Agreement (including, without limitation, a failure by a Party to make a payment when due) or the occurrence of an Insolvency Event.

Force Majeure is defined in clauses 16.1 and 16.2.

Future Nomination Days is defined in clause 8.2(f)(ii)(A).

gas means any mixture of hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.

Gas means gas:

(a)	which meets the Specifications; or

(b)	which is deemed to meet the Specifications under clause 12.1.

Gas Field means the Palm Valley Gas Field or if clause 6.1 (b) applies, any other gas field nominated by the Seller under that clause.

Gas Price means the price for Gas under this Agreement calculated under clause 10.

GJ means gigajoule.

Government Authority means any Commonwealth, State or Local Government authority or department, body or instrumentality or any other public, municipal or statutory authority, body or corporation.

Government Requirement means a requirement of any law or Government Authority relating to greenhouse gas emissions, including requiring energy efficiency improvements or the sequestration of greenhouse gases.

greenhouse gas has the same meaning as in the National Greenhouse and Energy Reporting Act 2007 (Cth).

GST has the meaning given to that term in the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and related imposition Acts.

GST Exclusive Consideration has the meaning given to it in clause 11.4(b).

GST Law has the meaning given to it in the GST Act.

1AMA means the Institute of Arbitrators & Mediators Australia.

IAMA Arbitration Rules means the “Institute of Arbitrators & Mediators Australia Arbitration Rules”.

IAMA Expert Determination Rules means the “Institute of Arbitrators & Mediators Australia Expert Determination Rules”.

Impost means any tax (including petroleum resource rent tax and environmental tax but excluding income tax, capital gains tax, withholding taxes, GST, Carbon Tax or penalties), royalty (whether based on value, profit or otherwise), excise, levy, fee, rate, charge or duty imposed by the Commonwealth, or any state or any governmental agency, or other body authorised by law to impose that Impost, that directly or indirectly leads to or gives rise to any increase or adjustment of any amount which is or may become payable directly or indirectly by the Seller in respect of the exploration, storage, use, recovery, production, processing, transportation upstream of any Delivery Point, supply or sale of Gas sold and Made Available pursuant to this Agreement or in connection with any other activity upstream of the Delivery Point, but does not include any tax, royalty, excise, levy, fee, rate, charge or duty to the extent that it entails or relates to a Carbon Cost.

Insolvency Event occurs in relation to a Party if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it has had a Controller (as defined in the Corporations Act) appointed or is in liquidation, in provisional liquidation, under administration or wound up or has had a Receiver (as defined in the Corporations Act) appointed to any part of its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other Parties).

Inventory Gas means any quantity of Gas deemed to be Inventory Gas pursuant to clause 8.6(b) or clause 9.5.

Invoice is defined in clause 15.1.

Loss means any liability, loss, cost, expense or damage, whether present or future, fixed or unascertained, actual or contingent.

Make Available, Making Available, Made Available means, as the context requires:

(a)	the tender for delivery of Gas by the Seller to the Buyer on a given Day;

(b)	the actual delivery of Gas at the Delivery Point; or

(c)	the tender or actual delivery of Gas that would have occurred but for the Buyer’s acts or omissions that prevented or limited the Seller’s ability to tender or deliver Gas.

Make-up Gas is defined in clause 8.6(c).

Maintenance means carrying out repairs, testing, upgrades, maintenance, well hookups or statutory inspections of Buyers’ Facilities or Seller’s Facilities, as applicable.

Mereenie Gas Field means the natural gas reservoir or series of reservoirs within the Mereenie Petroleum Lease.

Mereenie Petroleum Lease means Petroleum Leases Number 4 and 5 held by the Buyers (as at the Commencement Date) under the Petroleum Act and any substitute or renewal leases or licences or other tenements or rights permitting the production of natural gas from the area the subject of the Petroleum Leases Number 4 and 5.

Meter Station means the Pipeline Operator’s measuring equipment located immediately downstream of the Delivery Point.

Month means a period during the Term commencing at 08:00 hours on the first day of a calendar month and ending immediately before 08:00 hours on the first day of the next calendar month, except that in respect of the first and final Months of the Term, a Month must mean:

(a)	for the first Month of the Term, the period commencing on the Commencement Date and ending immediately prior to 08:00 hours on the first day of the next calendar month; and

(b)	for the final Month of the Term, the period commencing at 08:00 on the first day of the calendar month in which the Term ends and ending on the last day of the Term.

Nominated Alternate Field Annual Quantity has the meaning given in clause 6.1(b).

Nominated Alternate Field Daily Quantity means, in respect of any Day, the quantity (in PJ) which is the Nominated Alternate Field Annual Quantity divided by the number of Days in the then current Contract Year.

Nomination Day means the Day to which a daily nomination under clause 8.3(c) relates.

Palm Valley Gas Field means the gas reservoir or series of reservoirs within the Palm Valley Petroleum Lease.

Palm Valley Petroleum Lease means Petroleum Lease Number 3 held by the Seller (as at the Commencement Date) under the Petroleum Act and any substitute or renewal lease or licence or other tenement or rights permitting the production of natural gas from the area the subject of the Petroleum Lease Number 3.

Party means a party to this Agreement and Parties has a corresponding meaning.

Percentage Interest means:

(a)	Santos QNT 93.75%; and

(b)	Santos 6.25%,

as may be varied from time to time by joint notice in writing by the Buyers to the Seller, including in accordance with clause 1.4(d).

Petroleum Act means Petroleum Act 1984 (NT) and the Petroleum (Mining and Prospecting) Act (NT), as continued in force under section 119 of the Petroleum Act 1984 (NT).

Pipeline means the Amadeus Gas Pipeline as defined in the Access Arrangement.

Pipeline Operator means the operator of the Pipeline from time to time and which, as at the Contract Execution Date, is APT Pipelines NT Pty Ltd ACN 075 733 336.

PJ means petajoule.

Planned Maintenance Allowance is defined in clause 13.2(a).

Prevailing DCFQ is defined in clause 8.2(g).

Primary Delivery Point means the existing inlet flange of the Pipeline immediately downstream of the Field Delivery Station.

Quarter means the three (3) month period (or part thereof) ending on 31 March, 30 June, 30 September and 31 December in each Contract Year.

Reasonable and Prudent Operator means a person conducting its operations in a proper and workmanlike manner in accordance with all relevant laws and regulations and any direction of any Government Authority having jurisdiction over those obligations and/or operations and in accordance with the methods and practices customarily considered to be good and prudent practice and exercising that degree of diligence and foresight reasonably and ordinarily exercised and made by experienced and skilled persons engaged in good practices in relation to:

(a)	gas field and pipeline operations, in the case of the Seller; and

(b)	oil field, gas field and pipeline operations, and gas supply operations, in the case of a Buyer.

Recovery Period is defined in clause 7.3.

Related Body Corporate has the same meaning as in the Corporations Act.

Related Party has the same meaning as in the Corporations Act.

Related Party GSPA is defined in clause 10.1 (c).

Related Persons means Related Bodies Corporate of a Party and officers, employees, agents, contractors, advisers and financiers of that Party and of Related Bodies Corporate of that Party.

Relevant Agreement is defined in clause 4(b)(i).

Relevant Price is defined in clause 9.4.

Sale and Purchase Agreement means the Sale Agreement between the Seller, Santos QNT and Santos, dated on or about the date of this Agreement.

Seller’s Default Notice is defined in clause 17.1 (a).

Seller’s Facilities means the:

(a)	wells, pipelines, plant and machinery, equipment and other facilities (including the Field Delivery Station) upstream of the Delivery Point at or relating to the Gas Field and the delivery of Gas at the Delivery Point; and

(b)	the easements, permits and licences necessary to produce and gather gas safely from the Gas Field, treat it and separate liquids from that gas for the purpose of producing Gas, compress and pipe Gas to the Field Delivery Station and to test, measure and deliver such Gas at or to the Delivery Point, utilised by the Seller (or a Related Body Corporate).

Seller’s Representative is described in clause 19.1.

Seller’s Termination Notice is defined in clause 17.1(c).

Shortfall Gas means, subject to clause 8.2(h) and clause 8.2(i), for a Buyer in respect of a Day the quantity of Gas up to, but not exceeding, that Buyer’s DCQ for that Day which the Seller fails to Make Available on that Day as a result of breaching its Supply Obligation. To avoid doubt, Shortfall Gas does not include any Gas which the Seller is excused from delivering under this Agreement, including due to Force Majeure (described in clause 16.1), planned Maintenance (described in clause 13.2(a)), unplanned Maintenance (described in clause 13.2(b)) and the operational tolerances (described in clause 8.1 (b)).

Specification Gas means gas Made Available hereunder that does not conform to the Specifications.

Specifications means:

(a)	the specifications and requirements set out in the Schedule in the columns marked “Component” and “Limits”, unless the Specifications are broadened under clause 12.1; and

(b)	provided they are not more restrictive than (a) above, any other gas specifications specified as applying to the Delivery Point from time to time in the contract (if any) entered into by the Buyer or its customers to ship gas acquired under this Agreement from the Delivery Point.

Supply Obligation is defined in clause 8.5(a).

Supply Period has the meaning given in clause 7.2.

Term means the period commencing at 08:00 hours on the Commencement Date and ending at 08:00 hours on the last day of the Recovery Period.

TJ means terajoule.

TJ/d means TJ per Day.

Ultimate Holding Company has the meaning given to that term in the Corporations Act.

Unplanned Maintenance Allowance is defined in clause 13.2(b).

Upfront Payment is defined in clause 8.6(a).

Weekly Nomination means a weekly nomination provided by the Buyers in accordance with clause 8.3(c), as may be amended by the Buyers in accordance with that clause.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing any gender include the other gender;

(c)	references to clauses or Attachments by number are references to clauses in or attachments to this Agreement;

(d)	references to any Party or person mean and include a reference to that Party or person, its successors, permitted assigns and permitted transferees;

(e)	references to any statute include a reference to that statute as amended, modified or replaced from time to time and include orders, ordinances, regulations, directions, rules and by-laws made under or pursuant to that statute;

(f)	a reference to $ or dollar is to Australian dollars;

(g)	all references to units of measurement are references to the units of measurement defined in or for the purposes of the National Measurement Act 1960 (Cth) (as amended by the National Measurement Amendment Act 2004 (Cth)) and where any unit of measurement (relevant unit) used in this Agreement would otherwise attract the operation of section 12 of that Act, the relevant unit is deemed to be the Australian legal unit of measurement (as defined by that Act) resulting from the conversion of the relevant unit to an Australian legal unit of measurement using the applicable conversion factor prescribed for the purposes of section 11 of that Act or, where no applicable conversion factor is so prescribed, the conversion factor prescribed by Australian Standard AS/NZS 1376-1996;

(h)	a reference to this Agreement or any other agreement, deed or instrument includes that agreement, deed or instrument as amended, novated, supplemented, varied or replaced from time to time and includes any authorised assignment thereof;

(i)	words importing natural persons include any corporation, partnership, association, trust, government or semi-government authority, agency or instrumentality;

(j)	clause headings and the table of contents are for the purposes of convenience and reference only and shall not form part of this Agreement or affect its construction or interpretation;

(k)	reference to time is to Australian Central Standard Time;

(l)	the words “include”, “includes” and “including” are not words of limitation and are deemed to be followed by the phrase “without limitation”; and

(m)	any numerical calculation which results in more than five decimal places shall be rounded to five decimal places by being rounded up if the decimal place following the fifth decimal place is greater than or equal to 5, and rounded down if the decimal place following the fifth decimal place is less than 5.

1.3	Separate Agreements

This Agreement will be construed as a separate agreement between the Seller on the one hand and each of the Buyers on the other hand for the purchase by such Buyer of its Percentage Interest of Gas in accordance with the terms and conditions of this Agreement.

1.4	Several Liability

(a)	The rights, liabilities and obligations of each Buyer under this Agreement (including its liability and undertakings in respect of any warranty, covenant or undertaking) in respect of, or in connection with, the purchase of Gas shall be several and not joint nor joint and several and shall be in proportion to its Percentage Interest.

(b)	Each Buyer shall be liable only for the performance of its obligations under this Agreement and neither Buyer shall be responsible for the obligations of the other Buyer.

(c)	The failure of a Buyer to carry out its obligations under this Agreement shall not release the other Buyer from any of its obligations to the Seller, or the Seller from any of its obligations to the other Buyer.

(d)	Subject to clause 1.4(e), the Buyers may at any time by joint notice to the Seller change the Percentage Interests of the Buyers in accordance with clause 23.

(e)	The aggregate amount of the Percentage Interests shall be 100% at all times.

1.5	No Partnership

Nothing in or arising out of or in connection with this Agreement shall, for any purpose, constitute or be deemed to constitute a partnership between each Buyer, or each Buyer and the Seller, or create a trust in favour of a Party, or cause a Party to be responsible for the debts of another Party.

1.6	Common Stream

Gas delivered by the Seller pursuant to this Agreement may be delivered in a common stream if it is being delivered by the Seller at the same Delivery Point and, subject to clause 1.4 (Several Liability), clause 16 (Force Majeure) and clause 17 (Default and Termination) when delivered in a common stream to the Buyers at the same Delivery Point on the same Day, the Seller shall be deemed to have delivered and each Buyer shall be deemed to have taken, the delivered quantity of Gas as measured under clause 14.1 in proportion to the Confirmed Daily Nomination of each Buyer subject to the Seller’s curtailments pursuant to this Agreement.

2.	CONDITIONS PRECEDENT

(a)	This Agreement, other than this clause and clauses 1 (Definitions and Interpretation), 20 (Governing Law), 21 (Notices, Representatives and Execution), 22 (Confidentiality), 23 (Assignment), 24 (Dispute Resolution) and 25 (General), will be subject to Completion occurring under the Sale and Purchase Agreement (Condition) on or prior to 29 June 2012 (Condition Date).

(b)	The Condition is for the benefit of the Seller and the Buyers and may only be waived by agreement of all of them in writing.

(c)	Each Party may but is not obliged to waive or consent to extend the Condition Date in its sole discretion, provided that each Party agrees that the Condition Date will be deemed to be extended if the date by which Completion is required to occur under the Sale and Purchase Agreement is extended under the terms of that agreement.

(d)	If the Condition is not satisfied or waived by the Condition Date (as may be extended in accordance with clause 2(c)), a Party may terminate this Agreement by notice to the other Parties (except where the non-satisfaction is as a result of any breach of this Agreement by the Party giving notice), in which case this Agreement will terminate and no Party will be under any further liability to the other Parties except in relation to:

(i)	a pre-existing breach of this Agreement; or

(ii)	its obligations under clause 22 (Confidentiality),

which	obligations shall survive the termination of this Agreement.

(e)	Without limiting clause 17.4, clause 2(d) survives termination of this Agreement.

3.	WARRANTIES

3.1	Seller

The Seller represents and warrants that:

(a)	it has full corporate power and authority to enter into this Agreement;

(b)	it will have title to all Gas delivered to each Buyer by the Seller under this Agreement; and

(c)	all Gas delivered and sold to each Buyer by the Seller shall be free from any lien, charge, encumbrance or adverse claim.

3.2	Buyers

Each Buyer represents and warrants that:

(a)	it has full corporate power and authority to enter into this Agreement; and

(b)	on and following the Commencement Date, it will have unencumbered rights to take delivery of Gas Made Available and buy Gas Made Available from the Seller under this Agreement.

3.3	Implied Warranties

To the full extent permitted by law, the Parties agree that any warranties that might otherwise be implied regarding the quality of Gas, its fitness for any particular purpose and its merchantability, other than those expressly stated in this Agreement, are excluded and shall form no part of this Agreement among the Parties.

4.	CONCESSION GSPAs

(a)	Each Buyer must use its reasonable endeavours to enter into one or more Concession GSPAs with an average aggregate daily contract quantity for each day during the Term of not less than its Percentage Share of 5.86 TJ on terms that are not materially inconsistent with prevailing market conditions at that time.

(b)	If:
(i)	a Buyer enters into an agreement for the supply of gas by the Buyer to a customer of the Buyer that, but for this clause 4(b) and clause 4(c), would be a Concession GSPA (Relevant Agreement); and

(ii)	the Relevant Agreement contains a clause (or clauses) under which the Buyer may be liable to the customer for any consequential or indirect loss suffered or incurred by the customer as a result of a default by the Buyer (Consequential Loss Clause), and for the purpose of this clause 4 a Consequential Loss Clause will include a clause under which the Buyer is liable to pay liquidated damages to its customer for a failure by the Buyer to supply gas to the Customer.

then:

(iii)	the Buyer must within 10 Days of execution of the Relevant Agreement notify the Seller that it has entered into the Relevant Agreement and provide the Seller with a summary of the key terms of the Relevant Agreement which provide the risk profile of the Relevant Agreement, including:

(A)	a description of the Consequential Loss Clause(s) (in reasonable detail to identify the nature and scope of the liability regime it provides for);

(B)	volumes to be supplied under the Relevant Agreement; and

(C)	confirmation of the impact of the Relevant Agreement on the Gas Price payable under this Agreement, compared to the Gas Price applicable as at the date of the Buyer’s notice (but not including the price payable for the volumes under the Relevant Agreement); and

(iv)	the Seller must, within 5 Days of the Buyer’s notice under clause 4(b)(iii), notify the Buyer whether it elects to exclude the Relevant Agreement from the Concession GSPAs contemplated by this Agreement.

(c)	If the Seller excludes a Relevant Agreement by giving notice in accordance with clause 4(b)(iv), that Relevant Agreement is deemed not to be a Concession GSPA for all purposes under this Agreement. If the Seller fails to give notice in accordance with clause 4(b)(iv), then the Relevant Agreement will be deemed to be a Concession GSPA for all purposes of this Agreement.

(d)	If a Buyer enters into a Relevant Agreement that contains a Consequential Loss Clause but does not provide the Seller with notice in accordance with clause 4(b)(iii), the Buyer will not be able to bring a claim under this Agreement for any consequential or indirect loss recoverable under that Consequential Loss Clause.

5.	SALE AND PURCHASE

(a)	During the Term the Seller agrees to Make Available and sell Gas to each Buyer at the Delivery Point in accordance with the terms and on the conditions of this Agreement.

(b)	During the Term each Buyer agrees to take delivery of, purchase and pay for Gas from the Seller at the Delivery Point in accordance with the terms and on the conditions of this Agreement.

6.	TRANSPORTATION AND DELIVERY POINT

6.1	Gas Field

(a)	Subject to clause 6.1(b), the Seller is obliged to Make Available Gas in accordance with and subject to the terms of this Agreement from and utilising the Palm Valley Gas Field and the associated Seller’s Facilities.

(b)	Subject to clause 6.1 (c), the Seller may, but is not obliged to, include as part of Gas Made Available in accordance with and subject to the terms of this Agreement to the Buyers at the Delivery Point Gas produced from and utilising another gas field nominated by the Seller, provided that Gas is produced by the Seller and is processed by the Seller’s Facilities (or is swapped for Gas produced by the Seller as described in clause 6.3(b)(i)), upon notice to the Buyers (and including a nominated quantity of Gas which may be delivered with respect to the relevant gas field in a Contract Year, which amount may be amended from time to time by the Seller by notice to the Buyer (Nominated Alternate Field Annual Quantity)) and at no additional cost to the Buyers. If so, such other nominated gas field shall be considered a Gas Field (in addition to the Palm Valley Gas Field) for the purposes of this Agreement, unless and until the Seller provides a further notice stating that it will Make Available Gas at the Delivery Point under this Agreement only from the Palm Valley Gas Field.

(c)	A notice given by the Seller under clause 6.1(b) nominating an alternative gas field, or the Nominated Alternate Field Annual Quantity, only has effect in respect of a Day if the notice has been given to the Buyer by the latest time by which the Seller must notify the Buyer of its Confirmed Daily Nomination in accordance with clause 8.3(b) for that Day.

6.2	Transportation

(a)	The Seller shall be responsible for and shall arrange for Gas to be Made Available under this Agreement at the Delivery Point.

(b)	Each Buyer shall be responsible for, and shall make and maintain, or use reasonable endeavours to procure that its customers under Concession GSPAs make and maintain, throughout the Term appropriate arrangements for, the transport of all Gas delivered to the Buyer by the Seller at the Delivery Point under this Agreement from the Delivery Point, at no cost to the Seller (subject to clause 8.5(b)).

6.3	Delivery Point

(a)	The Gas that the Seller Makes Available to each Buyer pursuant to clause 5 shall be delivered to each Buyer at the Delivery Point.

(b)	Any proposal to use a delivery point that is not the Primary Delivery Point, will require the consent of both the Seller and a Buyer (such consent not to be unreasonably withheld, and provided that it will be unreasonable of the Buyer to withhold such consent if:

(i)	such alternative delivery point is on the Pipeline;

(ii)	the Gas to be Made Available by the Seller is Gas from, or swapped with Gas delivered into the pipeline known as the Alice Springs Gas Pipeline from, the gas reservoir or series of reservoirs within the Dingo Retention Lease (being Retention Lease Number 2 held by the Seller (as at the Commencement Date) under the Petroleum Act and any substitute or renewal lease or licence or other tenement or rights permitting the production of natural gas from the area the subject of the Retention Lease Number 2);

(iii)	the Buyer will incur no additional cost as a result of delivery to that alternative delivery point (and, to the extent that the Buyer may be required to enter into any additional agreement with the Pipeline Operator as a result of accepting such delivery point, to the extent the Buyer is able to enter such additional agreement on terms which are not materially and adversely inconsistent with the terms of its prevailing agreement with the Pipeline Operator (if any) at that time (as determined by the Buyer, acting reasonably)); and

(iv)	delivering Gas at such alternative delivery point will not cause the Buyer to be in breach of any Concession GSPA.

6.4	Title and Risk

Subject to clause 12, custody, title and risk in delivered Gas shall pass from the Seller to each Buyer at the Delivery Point.

7.	COMMENCEMENT DATE AND TERM

7.1	Commencement Date

(a)	The date for commencement of deliveries of Gas (Commencement Date) is the later of:

(i)	the Day after the Day on which Completion occurs under the Sale and Purchase Agreement;

(ii)	the Day on which the Buyers first deliver gas under a Concession GSPA; or

(iii)	the Day of 16 January 2012.

(b)	Each Buyer must give the Seller at least 20 Days prior notice of the occurrence of the event specified in clause 7.1(a)(ii).

7.2	Supply Period

The Supply Period means the period commencing at 08:00 hours on the Commencement Date and ending at 08:00 hours on the Day that is 15 years after the Commencement Date.

7.3	Recovery Period

The Recovery Period means the period commencing at the end of the Supply Period and ending at 08:00 hours on the earlier of:

(a)	the Day that is 17 years after the Commencement Date; or

(b)	the Day that the aggregate volume of Gas Made Available by the Seller to the Buyers during the period since the Commencement Date (Delivered Quantity) is equal to the CCQ.

7.4	Termination Date

Unless terminated earlier, this Agreement will terminate at the end of the Term. Clauses 2(d), 3, 18, 20, 22, 24, 25.3 and the rights and obligations hereunder that by their nature are intended to survive termination shall remain in effect to the fullest extent permitted by law until all obligations have been extinguished and all disputes have been resolved.

8.	GAS QUANTITIES AND NOMINATIONS

8.1	Daily Contract Quantities

(a)	The Daily Contract Quantity or DCQ in respect of each Buyer for a Day during the Term, is equal to the Buyer’s Percentage Interest of the least of:

(A)	the quantity which is the ACQ for the relevant Contract Year divided by the number of Days in that Contract Year;

(B)	the Customer Nominated Quantity, if notified by the Buyers’ Representative to the Seller no later than 13:00 hours on the previous Day in accordance with clause 8.3(c); or

(C)	the DCFQ for that Day.

(b)	The Seller’s obligation to Make Available the DCQ shall be subject to a +/-2% daily operational tolerance or as prescribed by the Pipeline Operator, whichever is the greater. The Buyer shall:

(i)	in the case of the Seller Making Available less than the DCQ but within the daily operational tolerance—take and pay for the actual decreased quantities of Gas delivered; and

(ii)	in the case of the Seller Making Available more than the DCQ but within the daily operational tolerance—take and pay for the DCQ and for the Seller’s excess quantities delivered.

Such daily operational tolerances shall not be counted towards any subsequent Day’s DCQ.

(c)	So far as practicable on any Day, the Seller must deliver and each Buyer must take delivery of Gas at a uniform rate throughout each Day, unless otherwise agreed to by the Parties (each acting reasonably having regard to the operating and commercial characteristics of the Seller’s Facilities, the Pipeline and the Meter Station).

(d)	The Parties agree to work together, in good faith, to meet the requirements of customers under a Concession GSPA having regard at all times to optimising operational efficiencies. The Parties acknowledge and agree that nothing in this clause 8.1 (d) affects the rights or obligations of the Parties under an express provision of this Agreement.

8.2	Capacity and Demand Forecasts

(a)	Not later than 6 Months prior to the start of each Contract Year (or 31 October 2011 in the case of the first Contract Year), each Buyer must provide a non-binding, best estimate of its forecast of the quantity of Gas that Buyer is required to make available to its customers under all Concession GSPAs on each Day during the period of 12 Months commencing at the start of that Contract Year.

(b)	No later than 3 Months prior to the start of each Contract Year (or 20 Days in the case of the first Contract Year) the Parties must meet to discuss:

(i)	the Seller’s Maintenance requirements and any known scheduled Days during which the Seller plans to take Planned Maintenance Allowance in that Contract Year;

(ii)	the Buyer’s Maintenance requirements and any known scheduled Days during which the Buyer plans to perform planned Maintenance in that Contract Year;

(iii)	the quantities of Gas the Seller is capable of Making Available under this Agreement from the Gas Field;

(iv)	optimising operational efficiencies with respect to the Gas Field and the Mereenie Valley Gas Field; and

(v)	the Buyer’s long term supply and demand forecasts.

(c)	Not later than 2 Months prior to the start of each Contract Year (or 10 Days in the case of the first Contract Year), the Seller must, based on the information provided by each Buyer in accordance with clause 8.2(a) and exchanged during the meeting pursuant to clause 8.2(b), provide:

(i)	a binding, best estimate of its forecast of the quantity of Gas the Seller will Make Available under this Agreement to the Buyers from the Gas Field in each Day during that Contract Year (and the sum of such quantities for that Contract Year must not exceed the ACQ for that Contract Year but may be less than the ACQ for that Contract Year); and

(ii)	a non-binding, best estimate of its forecast of the quantity of Gas the Seller is capable of Making Available under this Agreement to the Buyers from the Gas Field in each Day during the period of 24 Months commencing at the end of that Contract Year.

(d)	Not later than 2 Months prior to the start of each Quarter (other than the first Quarter of a Contract Year), the Seller may amend its binding, best estimate of its forecast of the quantity of Gas the Seller will Make Available under this Agreement to the Buyers from the Gas Field on each Day during that Quarter and the remainder of that Contract Year.

(e)	In relation to the first Contract Year of the Recovery Period only, the Seller may, not later than 7 Days prior to the end of the Supply Period, amend its binding and non-binding forecasts provided by the Seller in accordance with clause 8.2(c) in relation to the first Contract Year of the Recovery Period to take into account the Seller’s best estimate of the ACQ for that Contract Year.

(f)	If, at any time during the Term either:

(i)	the Buyers enter into a Concession GSPA for the supply of gas during a period covered by a forecast provided under clause 8.2(c), then:

(A)	the Buyers must notify the Seller of entry into that Concession GSPA and the average daily contract quantity of gas to be made available by the Buyers under it; and

(B)	the Seller may amend its forecast or forecasts for that period within 90 days of receiving such notice from the Buyers; or

(ii)	a customer increases any daily nomination under a Concession GSPA as notified by the Buyers to the Seller under clause 8.3(c), then:

(A)	the Buyers must notify the Seller of that amended daily nomination as soon as practicable and by no later than 13.00 hours on the Day prior to the relevant Nomination Day and any other amended nominations under that Concession GSPA for . future Days (Future Nomination Days); and

(B)	the Seller may, by notice to the Buyers, increase (but not decrease) its DCFQ for the Nomination Day by no later than 14:00 hours on the Day prior to the Nomination Day and for any Future Nomination Day by no later than 14:00 hours on the Day prior to such Future Nomination Day.

(g)	Subject to clause 8.2(i), no later than 14:00 hours on the Day prior to a Nomination Day, the Seller may, by notice to the Buyers, decrease its DCFQ for the Nomination Day (Prevailing DCFQ) by an amount not exceeding 10% of the DCFQ applicable immediately prior to the Seller’s notice.

(h)	Subject to clause 8.2(i), if on a Day the Seller delivers to that Buyer a quantity of Gas that is less than 90% of the Buyer’s Percentage Interest of the Prevailing DCFQ for that Day in breach of its Supply Obligation, then, the Prevailing DCFQ for that Day will be used instead of the DCFQ for that Day for the purpose only of calculating the quantity of Shortfall Gas (if any) in respect of the Buyer on that Day, notwithstanding clause 8.2(g), but subject clauses 8.1(b), 13.2,16, 17.1(b).

(i)	Clauses 8.2(g) and (h) cease to apply if:

(i)	a Buyer enters into any “park and loan agreement” with the Pipeline Operator and that Buyer enters into a side arrangement with the Seller (at the Seller’s absolute discretion) to allow the Seller to utilise the services under the “park and loan agreement” at the Seller’s cost (but for the sake of certainty, only such costs which relate to the services utilised by the Seller); or

(ii)	the Seller (at the Seller’s absolute discretion) enters into a “park and loan agreement” with the Pipeline Operator, with effect from the commencement of such service under such an agreement.

(j)	The quantity of Gas on a Day specified in a binding forecast provided by the Seller under clause 8.2(c)(i) (as may be amended in accordance with clause 8.2(d), clause 8.2(e), clause 8.2(f) or clause 8.2(g)) is the Daily Capacity Forecast Quantity or DCFQ.

(k)	Any forecast made by a Party under this Agreement must be made in good faith.

8.3	Nominations

(a)	On each Day, each Buyer is deemed to have nominated a quantity of Gas from the Seller equal to the Buyer’s DCQ at the Delivery Point for the following Day (Daily Nomination).

(b)	Subject to clauses 8.1(b), 13.2, 16, 17.1(b), to facilitate each Parties’ operations, but without affecting the determination of the DCQ, or the Supply Obligation, for a Day, the Seller must confirm a quantity up to the Daily Nomination for the Buyer (the Confirmed Daily Nomination) at the Delivery Point by notice no later than 14:00 hours on the Day prior to the Day on which Gas is to be Made Available by the Seller.

(c)	To facilitate each Parties’ operations, but without limiting clause 8.3(a), by no later than 13:00 hours on each Friday before the week commencing on the following Monday, each Buyer will by notice to the Seller provide the Seller with notice of its Percentage Interest of the Customer Nominated Quantity for each Day in that week in respect of which the Customer Nominated Quantity is less than the amount calculated under clause 8.1(a)(A) for that Day (Weekly Nomination). The Buyer must confirm the Customer Nominated Quantity with respect to any such Day in that week by no later than 13:00 hours on the Day prior to that Day to take into account any changes to the Customer Nominated Quantity on that Day.

(d)	To avoid doubt, notwithstanding a nomination under clause 8.3(c), clause 8.1(a) will determine the amount of each Buyer’s DCQ for any Day and clause 8.3(a) will determine the Buyer’s Daily Nomination for any Day.

8.4	Payment Obligation

In each Month of the Term, each Buyer shall pay the Seller:

(a)	an amount equal to the Gas Price multiplied by the quantity of Gas Made Available by the Seller to, and taken by, that Buyer in accordance with this Agreement as measured under clause 14 during the Month;

(b)	any amounts to be paid or reimbursed by the Buyer under clauses 11.1, 11.2 or 11.3 for the Month,

in	accordance with clause 15.

8.5	Supply Obligation

(a)	Subject to clauses 8.1(b), 8.5(i), 13.2, 16 and 17.1(b), the Seller shall Make Available to each Buyer that Buyer’s DCQ on each Day of the Term (Supply Obligation).

(b)	Subject to clauses 8.5(d), 8.5(e) and 12.2, if the Seller breaches its Supply Obligation in respect of a Day, then the Seller must pay to the Buyer in accordance with clause 15.2 any verifiable Loss suffered or incurred by the Buyer under:

(i)	one or more of the Concession GSPAs (taking into account any benefit received by the Buyer from the customer to offset such Loss); or

(ii)	any agreement with the Pipeline Operator (taking into account any benefit received by the Buyer from the Pipeline Operator to offset such Loss).

in respect of the quantity (being all or part of the quantity of Shortfall Gas) that the Buyer is unable to supply that customer or customers, or deliver to the Pipeline Operator, in accordance with the terms of the Concession GSPA or Concession GSPAs or any agreement with the Pipeline Operator (as applicable), as a result and (where relevant) to the proportionate extent of the breach of the Supply Obligation by the Seller.

(c)	Each Buyer shall notify the Seller in writing of any amounts due to the Buyer pursuant to clause 8.5(b), together with reasonable documentation to substantiate the amounts due to the Buyer.

(d)	Subject to clause 8.5(e), each Buyer must use reasonable endeavours to:

(i)	where the Buyer has been notified that the Seller will be unable to meet its Supply Obligation, consult with, and in good faith discuss with, such Concession GSPA customers as the Buyer considers appropriate (acting reasonably), and the Seller, a reduction in deliveries of Gas under that Concession GSPA without liability of the Buyer to the relevant customer (and provided that the Seller shall not be excused from its Supply Obligation if the Buyer fails to perform the obligations in this clause 8.5(d)(i)); and

(ii)	replace the quantity of Shortfall Gas in respect of that Buyer, and meet its gas supply obligations to its customers under the Concession GSPAs, from Gas recovered from the Mereenie Gas Field.

(e)	For the purposes of determining the Buyer’s obligation under clause 8.5(d)(ii):

(i)	the Buyer will not have failed to meet its obligations under clause 8.5(d)(ii) to the extent that:

(A)	its ability to supply customers under a Concession GSPA from Gas recovered from the Mereenie Gas Field is prevented, hindered or delayed by reason of Force Majeure, or Maintenance (to the extent such Maintenance could not reasonably be rescheduled in the circumstances); or

(B)	the Buyer would be required to incur any cost in meeting its obligation under clause 8.5(d)(ii) in addition to the reasonable incremental increase in the costs of production of Gas from the Mereenie Gas Field; and

(ii)	subject to clause 8.5(e)(i), the Buyer will have failed to meet its obligations under clause 8.5(d) if it has the capacity on a Day, acting as a Reasonable and Prudent Operator and having regard to the length of any prior notice given by the Seller, to the meet the gas supply obligations to its customers under a Concession GSPA from Gas recovered from the Mereenie Gas Field.

(f)	To the extent a Buyer replaces the quantity of Shortfall Gas in respect of that Buyer in accordance with clause 8.5(d), the Seller will have no liability to the Buyer in respect of the quantity of Shortfall Gas replaced by the Buyer.

(g)	Subject to clause 12, the Parties agree that the amounts payable under clause 8.5(b):

(i)	represent the actual costs likely to be incurred by the Buyer as a result of a breach by the Seller of its Supply Obligation;

(ii)	constitute the full extent of the Seller’s aggregate liability to the Buyer for a breach by the Seller of its Supply Obligation and are not a penalty; and

(iii)	are the sole and exclusive remedy of the Buyer in respect of a breach by the Seller of its Supply Obligation,

and that a breach by the Seller of its Supply Obligation will not of itself constitute a Financial Default or other default under this Agreement.

(h)	The Supply Obligation of the Seller during any period when the Seller is unable to Make Available its delivery commitments from the Gas Field, shall rank ahead of all other delivery commitments of the Seller to its other Customers provided that, to the extent that the Gas Field is constituted by any gas field other than the Palm Valley Gas Field, the Supply Obligation will:

(i)	rank ahead of all other delivery commitments of the Seller in relation to the Palm Valley Gas Field; and

(ii)	only rank ahead of all other delivery commitments of the Seller in relation to that other gas field only to the extent of the Nominated Alternate Field Daily Quantity with respect to that other gas field on that Day.

(i)	If:
(i)	there is any quantity of Shortfall Gas in respect of a Buyer on a Day; and

(ii)	the Parties agree (acting reasonably) that the quantity of Shortfall Gas is minor (relative to the DCQ applicable for that Day and having regard to the operational capacities of the Seller’s Facilities, the Pipeline and the Meter Station), then:

(iii)	the Seller may Make Available to the Buyer a quantity of Gas over the subsequent 3 Days (in addition to the applicable DCQ for each of such Days) equal (in aggregate) to that quantity of Shortfall Gas; and

(iv)	the Buyer will use reasonable endeavours to take, and will consult with the Seller to accommodate the taking of, delivery of such additional quantity of Gas and will pay the Gas Price for that Gas delivered to the Buyer.

(j)	Nothing in clause 8.5(i) reduces the quantity of Shortfall Gas in respect of the Buyer on a Day or affects the Seller’s liability under this clause 8.5 in respect of that Shortfall Gas.

8.6	Make-up Gas

(a)	If the customer (or customers) of the Buyer under each Concession GSPA pays an amount to it by way of an annual shortfall charge (Customer Payment) that is calculated by reference to a quantity of gas the customer of the Buyer has not taken during the Contract Year (Customer Quantity), then, within ten (10) Business Days of the Buyer receiving the Customer Payment from the customer, the Buyer must pay to the Seller:

(i)	if:

an amount equal to the lesser of:

(A)

(B)

or

(ii)	if:

an amount equal to zero,

(Upfront Payment), where:

CP	=	the Customer Payment (in $);

CQ	=	the Customer Quantity (in PJ, expressed to 3 decimal places);

TCQ	=	the aggregate of each Customer Quantity under all Concession GSPAs (in PJ, expressed to 3 decimal places);

ADCFQ	=	the aggregate of the Buyer’s Percentage Interest of the DCFQ for each Day in that Contract Year (in PJ, expressed to 3 decimal places);

ASG	=	the aggregate of any Shortfall Gas in respect of the Buyer during that Contract Year (in PJ, expressed to 3 decimal places);

ACDQ	=	the aggregate quantity of Gas delivered by the Buyer to its customers under all Concession GSPAs during that Contract Year (in PJ, expressed to 3 decimal places); and

TOP	=	the Buyer’s Percentage Interest of the aggregate of the agreed minimum (or “take or pay”) quantities of Gas under all Concession GSPAs during that Contract Year (in PJ, expressed to 3 decimal places).

(b)	The Upfront Payment paid by a Buyer to the Seller will be converted to a quantity of Gas by dividing that Upfront Payment by the Gas Price applicable at the date the payment is made in accordance with clause 8.6(a) and such quantity of Gas determined is deemed to be Inventory Gas.

(c)	Each Buyer may recover Gas (Make-up Gas) from:

(i)	its Inventory Gas accrued under clause 8.6(b) (but excluding any Inventory Gas under clause 9.5) on any Day during a Contract Year when a customer of the Buyer takes gas which it has paid for, but not taken (having paid the Customer Payment to the Buyer in accordance with the relevant Concession GSPA); or

(ii)	its Inventory Gas accrued under clause 9.5 (but excluding any Inventory Gas under clause 8.6(b)) on any Day during a Contract Year after the Buyer has taken a quantity of Gas equal to 80% of its Percentage Interest of the ACQ for that Contract Year.

(d)	If the Buyer becomes entitled to recover Make-up Gas in accordance with clause 8.6(c), then:

(i)	the Buyer may nominate to take Make-up Gas under this Agreement by notice to the Seller specifying that part or all of its Daily Nomination which it wishes to take as Make-up Gas. For the avoidance of doubt, this does not increase the quantity of the Daily Nomination; and

(ii)	the Seller must deliver the nominated Make-up Gas in accordance with clause 8.5.

(e)	The Buyer must use reasonable endeavours to consult with the Seller during each Contract Year as to the likelihood and timing of Days on which the Buyer intends to take Make-up Gas in the circumstances contemplated in clause 8.6(c)(i).

(f)	No additional payment, charge or cost shall be payable by the Buyer to the Seller in respect of Make-up Gas that is recovered by the Buyer, including any Carbon Costs that may be imposed on or incurred by the Seller in respect of that Make-up Gas delivered to the Buyer, except to the extent that the Buyer is able to pass through such Carbon Costs to its customers under a Concession GSPA in accordance with clause 11.3.

(g)	Make-up Gas taken by a Buyer reduces the Buyer’s Inventory Gas accrued under clause 8.6(b) or clause 9.5, as applicable.

(h)	If:
(i)	each of:

(A)	any Inventory Gas accruing under clause 8.6(b) (but excluding any Inventory Gas under clause 9.5 and any quantity in relation to which a customer of the Buyer to which the Upfront Payment (and Customer Payment) relates has forfeited the right to take gas in accordance with the terms of the Concession GSPA) (Outstanding Inventory Gas) remains at the end of the Contract Year in respect of which the Buyer pays the Seller the Upfront Payment or any subsequent Contract Year; and

(B)	a volume of Outstanding Inventory Gas is taken by a customer of the Buyer to which the Upfront Payment (and Customer Payment) related as make-up gas under its Concession GSPA (Taken Volume); or

(ii)	any Outstanding Inventory Gas remains on termination or expiry of this Agreement (Termination Volume),

the Seller must either:

(iii)	pay the Buyer in accordance with clause 15.2 an amount equal to the value of the Taken Volume or the Termination Volume, as applicable (determined by applying the prevailing Gas Price determined under clause 10.1); or

(iv)	deliver to the Buyer, at no cost to the Buyer, a quantity of gas (including from sources other than the Gas Field but provided it is delivered at the Delivery Point) equal to the Taken Volume or Termination Volume over a periodland at a rate (and on such other terms and conditions) as the Parties may agree. If the Parties are not able to agree on such terms and conditions within 20 Business Days of the Seller notifying the Buyer of its intention to deliver Gas to the Buyer in accordance with this clause 8.6(h)(iv), then the Seller must instead make the payment to the Buyer in accordance with clause 8.6(h)(iii), and, on receipt of a payment by the Seller in accordance with clause 8.6(h)(iii) or clause 8.6(h)(iv) or delivery of gas by the Seller in accordance with clause

8.6(h)(iv) (as applicable), the Taken Volume or Termination Volume (as applicable) to which such payment or delivery relates shall no longer form part of the volume of Inventory Gas or Make-up Gas for the purposes of this Agreement.

(i)	Within 10 Business Days after the end of each Month, the Seller must notify each Buyer in writing of the quantity of Make-up Gas delivered to the Buyer during the Month and the remaining quantity of that Buyer’s Inventory Gas available as at the end of the Month.

9.	PAYMENT PRIOR TO CONCESSION GSPAS

9.1	When this clause takes effect

This clause 9 only takes effect if the Commencement Date does not occur on or before 15 April 2012.

9.2	Deemed Quantity Amount

(a)	Each Buyer will be liable to pay the Seller an amount (Deemed Quantity Amount) calculated in accordance with the following formula:

DQA = DQ × RP

where:

DQA	=	the Deemed Quantity Amount (in $);

DQ	=	the Deemed Quantity for that Buyer calculated in accordance with clause 9.3 (in GJ); and

RP	=	the Relevant Price for the Deemed Quantity calculated in accordance with clause 9.4 (in $/GJ).

(b)	The Deemed Quantity Amount is payable by each Buyer on or before 15 January 2013.

9.3	Deemed Quantity

The Deemed Quantity or DQ (in GJ) in respect of each Buyer is calculated in accordance with the following formula:

where:

DQ	=	the Deemed Quantity in respect of a Buyer;

TQ	=	460,000 GJ

PI	=	the Percentage Interest of that Buyer; and

ND	=	the total number of Days in the period commencing on 1 January 2012 and ending on the earlier of (i) 31 December 2012; and (ii) the Day immediately prior to the Commencement Date

9.4	Relevant Price

The Relevant Price is calculated in accordance with the following formula:

where:

RP	=	the Relevant Price for the Deemed Quantity Amount (in $/GJ);

Y	=	$2,000,000; and

Z	=	460,000 GJ

9.5	Deemed Quantity to be Inventory Gas

(a)	Subject to clause 9.5(b), upon payment of the Deemed Quantity Amount by the Buyer, the Deemed Quantity in respect of the Buyer will be deemed to be Inventory Gas for the account of the Buyer, which may be recovered by the Buyer as Make-up Gas during the Term in accordance with clause 8.6 (but, for the sake of certainty, clause 8.6(h) does not apply to such Inventory Gas).

(b)	The Seller shall have no obligation to Make Available Inventory Gas credited to the account of the Buyer pursuant to clause 9.5(a) as Make-up Gas or otherwise unless and until the Term commences in accordance with this Agreement.

9.6	Prices exclusive of GST

Except as provided under clause 11.4, the Deemed Quantity Amount is exclusive of GST.

10.	PRICE

10.1 Gas Price Calculation

(a)	Subject to clauses 10.1(b) and 10.1(c), the price payable by each Buyer under this Agreement in any Month “n” during the Term shall be calculated in accordance with the following formula:

where:

GPn	=	the Gas Price for Month “n” (in $/GJ);

x	=	is the total number of Concession GSPAs in force for the entirety or part of Month “n”;

a	=	is the number of the relevant Concession GSPA in force for the entirety or part of during Month “n”;

MQa	=	the total quantity of gas delivered under Concession GSPA “a” during Month “n” but not including Make-up Gas or Inventory Gas (in GJ);

Pa	=	the price payable for gas delivered under Concession GSPA “a” during Month “n” (in $/GJ);

AFa	=	if Concession GSPA “a” was entered into after 30 June 2012, an administration fee of $0.10/GJ, or otherwise zero; and

TQn	=	the aggregate quantity of gas delivered under all the Concession GSPAs in force during Month “n” but not including Make-up Gas or Inventory Gas (and provided that TQn must be the sum of MQa for all Concession GSPAs for the Month) (in GJ).

(b)	For the purposes of calculating the Gas Price under clause 10.1(a), the following items shall be excluded from the value of “Pa”:

(i)	any additional charge, component of the price, or cost incorporated into the price, directly relating to the Buyer paying the cost of transporting the gas delivered under Concession GSPA “a” on the Pipeline to the delivery point under that Concession GSPA;

(ii)	Carbon Costs passed through to the customer, or incorporated into the price, under Concession GSPA “a” that were not passed through to the Buyers by the Seller under this Agreement;

(iii)	Imposts passed through to the customer, or incorporated into the price, under Concession GSPA “a” that were not passed through to the Buyers by the Seller under this Agreement (as reflected in an invoice issued pursuant to clause 15.1); and

(iv)	GST.

(c)	For the purposes of calculating the Gas Price under clause 10.1(a), if:

(i)	a Buyer enters into any Concession GSPA with a Related Body Corporate or Related Party of any of the Buyers (excluding any entity where the only relationship to the Buyers is through common directors) (Buyer Related Entity); or

(ii)	any Concession GSPA is not on terms satisfying the “arm’s length principle” (being, the principle applied by the Australian Taxation Office to ensure the proper allocation of income and expenses between parties for the purposes of income tax assessment),

(together, a Related Party GSPA), the value of “Pa” for the Related Party GSPA will be deemed to be:

(iii)	the price payable under the Concession GSPAs where a third party or Buyer Related Entity is paying an “arm’s length” market price; or

(iv)	if the Concession GSPA does not meet the description in clause 10.1(c)(iii), the price paid by the ultimate purchaser of the relevant Gas or the price that would satisfy the “arm’s length principle”.

(d)	The Buyers’ Representative must notify the Seller of the Gas Price for Month “n” within 3 Business Days of the end of Month “n”.

10.2	Prices Exclusive of GST, Carbon Costs and Imposts

Except as provided under clauses 11.1 and 11.4, the Gas Price is exclusive of GST, Carbon Costs and Imposts. Buyer shall pay such GST, Carbon Costs and Imposts as provided in clauses 11.1, 11.3 and 11.4 in addition to the Gas Price.

11.	IMPOSTS AND GST

11.1	Imposts

(a)	All Imposts levied or imposed upstream of the Delivery Point in respect of the Gas Made Available under this Agreement shall be borne by the Seller and all Imposts levied or imposed at or downstream of the Delivery Point in respect of Gas taken by the Buyer under this Agreement shall be paid by the Buyers.

(b)	If a Change of Law occurs or a Carbon Cost arises after the Contract Execution Date, then the amount determined in accordance with clause 11.2 or 11.3 (as the case requires) shall be reflected in each subsequent monthly invoice issued pursuant to clause 15.1.

(c)	The Seller shall notify each Buyer in writing of any amounts to be reimbursed pursuant to the provisions of this clause 11.1.

11.2	Change of Law

(a)	To the extent that a Change of Law directly or indirectly:

(i)	changes the costs of the Seller in respect of the acquisition, recovery, production, transportation upstream of each Delivery Point, processing, Making Available for delivery, or sale of its Gas in connection with this Agreement; or

(ii)	leads to a change in the value of the benefits gained by the Seller from those activities (except by the operation of this clause),

each Buyer must reimburse to the Seller, or the Seller must reimburse to or credit each Buyer, the amount of the change in costs or benefits attributable to the Change of Law, to the extent only that the Buyer is able to pass through or recover (as a credit or otherwise) the amount of the change to or from its customers under a Concession GSPA.

(b)	The Buyers have no liability to reimburse the Seller pursuant to the provisions of this clause to the extent the Seller is to be reimbursed or compensated for, the increased costs or decreased benefits attributable to the Change of Law under another provision of this Agreement, including through the calculation of the Gas Price under clause 10.1.

(c)	The Seller shall notify each Buyer in writing of any amounts to be reimbursed by the Buyer pursuant to the provisions of this clause.

11.3	Carbon Costs

(a)	Each Buyer must reimburse to the Seller the amount of any Carbon Costs which are incurred from time to time by the Seller, to the extent only that the Buyer is able to pass through the amount of the Carbon Costs to its customers under a Concession GSPA.

(b)	Each Buyer must, in negotiating a Concession GSPA, use its reasonable endeavours to pass through the amount of the Carbon Costs to its customers under a Concession GSPA.

(c)	The Buyers have no liability to reimburse the Seller pursuant to the provisions of this clause to the extent the Seller is to be reimbursed or compensated for any Carbon Costs under another provision of this Agreement, including through the calculation of the Gas Price under clause 10.1.

11.4	GST

(a)	Terms capitalized but not defined in this clause 11.4(a) and in clause 15.1 have the meanings given to such terms in the GST Law. Supplier means the Party making a supply.

(b)	Unless expressly stated otherwise, all prices or other sums payable or consideration to be provided in accordance with this Agreement are exclusive of GST (GST Exclusive Consideration).

(c)	The GST Exclusive Consideration for any Taxable Supply made under or in connection with this Agreement is increased by an amount (the Grossed Up Amount) equal to the consideration applicable to the Taxable Supply (exclusive of GST) multiplied by the rate of the goods and services tax.

(d)	A Supplier will provide Tax Invoices, Adjustment Notes and other reasonable documentation and information with regard to the amount due for any Grossed Up Amount. A Recipient is not obliged to pay the Gross Up Amount unless the Supplier has provided a Tax Invoice or Adjustment Note, as the case may be, to the Recipient.

(e)	If there is an Adjustment Event in relation to a Supply which results in the amount of GST on a Supply being different from the amount in respect of GST paid by the Recipient to the Supplier, as appropriate:

(i)	the Recipient must pay the Supplier the amount by which the amount of GST on the Supply exceeds the amount paid by the Recipient to the Supplier; or

(ii)	the Supplier must refund to the Recipient the amount by which the amount paid by the Recipient to the Supplier exceeds the amount of GST on the Supply.

(f)	To the extent that a Party is required to reimburse or indemnify the other Party for costs incurred or Losses suffered by the other Party, those costs and Losses do not include any amount in respect of GST for which the other Party, or Representative Member if the other Party is a member of a GST Group, is entitled to claim an Input Tax Credit.

12.	GAS QUALITY

12.1	Specifications

(a)	The Seller must ensure that gas supplied to the Delivery Point under this Agreement meets the Specifications.

(b)	If, during the Term, the Pipeline Operator varies the gas specifications applicable to the Delivery Point as authorised or required to do so under any law (including any licence or authorisation), which results in a broader specification for gas being delivered at a Delivery Point for any of the elements of the gas specification than as set out in the Specifications, the relevant specification set out in the Specifications will be taken to be amended to reflect that broader specification.

(c)	Each Buyer and the Seller shall each notify the others immediately when it becomes aware that gas which may be Made Available by the Seller at the Delivery Point, will be Off Specification Gas, and shall identify the nature of the deficiency. As soon as practicable following receipt of such notice, the Seller must also provide each Buyer with an estimate as to when the Seller expects to be able to rectify the delivery of Off Specification Gas.

(d)	Within 2 hours of receiving or giving a notice in accordance with clause 12.1(c) (as the case may be), each Buyer must notify the Seller whether it will accept or reject the delivery of the Off Specification Gas.

(e)	A Buyer may reject Off Specification Gas by notice to the Seller where the Buyer receives no notice that it is taking delivery of Off Specification Gas.

(f)	If a Buyer notifies the Seller that it rejects the delivery of Off Specification Gas, the Seller must use its best endeavours to cease delivering that Off Specification Gas to the Delivery Point.

(g)	Any Off Specification Gas which a Buyer agrees to accept, or in respect of which the Buyer fails to accept or reject in accordance with clause 12.1(d), for delivery at the Delivery Point shall be deemed to meet the Specifications.

12.2	Seller’s liability for Off Specification Gas

(a)	Any gas delivered by the Seller at the Delivery Point that does not, or is not deemed in accordance with clause 12.1 to meet the Specifications:

(i)	is deemed to have not been Made Available by the Seller to the Buyer under this Agreement; and

(ii)	to avoid doubt, constitutes Shortfall Gas to which clause 8.5 applies.

(b)	Off Specification Gas rejected by the Buyer which is not delivered to the Buyer constitutes Shortfall Gas to which clause 8.5 applies.

(c)	Without limiting clause 12.2(a), the Seller will reimburse the Buyers in accordance with clause 15.2 an amount equal to the verifiable Loss suffered or incurred by the Buyers pursuant to the terms of a Concession GSPA or the Buyers’ agreement with the Pipeline Operator, as a direct result of the Buyer taking, without having accepted, or in respect of which the Buyer fails to accept or reject in accordance with clause 12.1(d), Off Specification Gas from the Seller at the Delivery Point.

(d)	Each Buyer shall notify the Seller in writing of any amounts due to the Buyer pursuant to clause 12.2(c), together with reasonable documentation to substantiate the amounts due to the Buyer.

13.	PERMITTED INTERRUPTIONS AND MAINTENANCE

13.1	Maintenance Programmes

The Seller and the Buyers shall regularly communicate in relation to the timing of planned Maintenance programmes. The Seller shall provide the Buyers with at least 20 Business Days’ notice of planned Maintenance (including the duration of that planned Maintenance) and shall notify the Buyers of unplanned Maintenance as soon as practicable.

13.2	Maintenance Allowance

(a)	During each Contract Year of the Term, the Seller is entitled to up to the equivalent of ten (10) Days of DCQ (or pro rata part thereof for any Contract Year which does not equal 12 Months) of planned Maintenance, during which the Seller shall be relieved of its obligations to Make Available Gas under this Agreement (Planned Maintenance Allowance), to the extent those obligations to Make Available Gas are affected, in part or in whole, by planned Maintenance affecting the Palm Valley Gas Field only.

(b)	During each Contract Year of the Term, the Seller is entitled to a total of the equivalent of an additional five (5) Days of DCQ (or pro rata part thereof for any Contract Year which does not equal 12 Months) to conduct any unplanned Maintenance during which the Seller shall be relieved of its obligations to Make Available Gas under this Agreement (Unplanned Maintenance Allowance), to the extent those obligations to Make Available Gas are affected, in part or in whole, by unplanned Maintenance affecting the Palm Valley Gas Field only.

(c)	In the case of planned Maintenance or unplanned Maintenance, the Seller and the Buyers shall use reasonable endeavours to mitigate the impact of the Maintenance on the Parties, including by, to the extent practicable, coordinating periods of planned Maintenance between the Parties.

14.	MEASUREMENT

14.1	Measurement

The quantity and quality of Gas delivered to the Delivery Point shall be determined from measurements made at the relevant Meter Station in accordance with the metering requirements specified in the Access Arrangement, which shall also determine the standards, methods and procedures for metering and designing, installing, operating, maintaining and testing the Meter Station unless otherwise agreed by the Parties and the Parties shall be bound by such determination.

14.2	Calibration

If a Buyer proposes, or becomes aware that the Pipeline Operator proposes, to conduct a test of the accuracy of the measuring equipment at the Meter Station the Buyer will provide reasonable notice of the time and nature of such a test and use its reasonable endeavours to obtain the Pipeline Operator’s permission for a representative of the Seller to observe the test and an adjustment resulting from such test. If, after notice, the Seller fails to have a representative present, the result of the test will nevertheless be considered accurate.

14.3	Correction

If, at any time, any of the measuring equipment at the Meter Station is found to be out of service or registering inaccurately, the readings of that equipment must be corrected in accordance with the correction procedures specified in the Access Arrangement.

14.4	Metering Information

Each Buyer must send to the Seller copies of all measuring and testing charts, measuring data and measuring information relating to the Meter Station promptly after receiving them from the Pipeline Operator and the Seller will cause to be sent to each Buyer upon request, copies of such information kept or obtained by the Seller.

14.5	Seller’s Proration

(a)	If, on a Day, the Seller does not have a quantity of Gas available for delivery at the Delivery Point equal to the total quantity of Gas properly nominated by all Customers for that Day, then the Seller will, with respect to a Gas Field being used to supply the Buyer and one or more other Customers, allocate the available quantity of Gas from that Gas Field as between the Buyers and the other Customers such that it first meets each Buyer’s DCQ ahead of any allocations to the other relevant Customers provided that, to the extent that the Gas Field is constituted by any gas field other than the Palm Valley Gas Field:

(i)	the Seller shall allocate the available quantity of Gas from the Palm Valley Gas Field such that it first meets each Buyer’s DCQ; and

(ii)	in relation to that other gas field, the Seller shall only be required to allocate the available quantity of Gas from that other gas field such that it first meets each Buyer’s Percentage Interest of the Nominated Alternate Field Daily Quantity with respect to that other gas field on that Day.

To avoid doubt, nothing in this clause 14.5(a) requires the Seller to allocate to a Buyer on a Day a quantity of Gas greater than that Buyer’s DCQ on that Day.

(b)	For the avoidance of doubt nothing in this clause 14.5 relieves the Seller from its Supply Obligation under clause 8.5 of this Agreement.

15.	BILLING AND PAYMENT

15.1	Invoice

Within ten (10) Business Days after receiving the notice from the Buyers’ Representative under clause 10.1(d) in respect of a Month, the Seller shall deliver to each Buyer a Tax Invoice (Invoice) in respect of the previous Month which shall include the following if applicable:

(a)	details of the quantity of Gas accepted for delivery or otherwise taken by the Buyer on each Day during the Month as measured in accordance with clause 14;

(b)	details of Gas Made Available by the Seller but not accepted for delivery or otherwise not taken by the Buyer;

(c)	details of any Shortfall Gas;

(d)	the amounts payable by the Seller to the Buyer under clause 8.5(b) in respect of the Month prior to the Month in respect of which the Invoice is issued, to the extent not previously paid to the Buyer;

(e)	the Gas Price as calculated in clause 10;

(f)	any amounts reimbursable by the Buyer under clauses 11.1, 11.2 or 11.3;

(g)	the amount of GST payable by the Buyer pursuant to clause 11.4;

(h)	any other amounts payable by the Buyer to the Seller, or the Seller to the Buyer, under this Agreement; and

(i)	the net sum payable to the Seller by the Buyer or vice versa.

15.2	Payment

(a)	Subject to clause 15.3, within twenty (20) Business Days after receipt of each Invoice, the Buyer shall pay the total sum payable in the Invoice by it to the Seller. All payments shall be made by telegraphic transfer or electronic funds transfer to an account nominated by the Seller pursuant to clause 19.4 without set-off or deduction of any kind.

(b)	For any amounts payable by the Seller to a Buyer under this Agreement that have not been or will not be included in an Invoice, the Buyer may invoice the Seller for such amount and, subject to clause 15.3, within twenty (20) Business Days after receipt of a Buyer’s invoice, the Seller shall pay the total sum payable in the Buyer’s invoice to the Buyer. All payments shall be made by telegraphic transfer or electronic funds transfer to an account nominated by the Buyer pursuant to clause 19.4 without set-off or deduction of any kind.

(c)	For disputed amounts in a Buyer’s invoice issued in accordance with clause 15.2(b), clause 15.3 shall apply except that it shall be amended such that a reference to the Buyer will become a reference to the Seller and a reference to the Seller will become a reference to the Buyer.

15.3	Notification of Disputed Amounts

(a)	Whenever any sum in the Invoice issued under this clause is bona fide disputed, the Buyer shall pay the entire amount of the Invoice on or before its due date and, within twenty (20) Business Days after the Invoice receipt date, notify the Seller as to the sum in dispute and provide particulars as to the reason for the Invoice dispute, and the following provisions will apply.

(b)	Upon receipt of the notice of the Invoice dispute, the Seller shall, within five (5) Business Days, provide such reasonable information as the Buyer shall require to verify the Invoice.

(c)	Within two (2) Business Days after the receipt of the information referred to in clause 15.3(b), the Buyer and the Seller shall communicate with each other in a bona fide attempt to resolve the Invoice dispute prior to the due date for the payment or as soon as possible if the due date for payment has passed.

(d)	If the Invoice dispute is resolved, whether by agreement or pursuant to a decision by a court of competent jurisdiction, in a manner that results in either Party being required to pay or refund an amount to the other Party, then the

Seller shall issue an amended Invoice within two (2) Business Days after such agreement or decision and, within five (5) Business Days after issue of the amended Invoice the payment or refund required to be made to give effect to the agreement or decision plus interest at a rate equal to 2% per annum above the Bank Bill Rate from the original due date of the affected Invoice shall be made.

(e)	The accuracy of any statement, allocation, charge, payment calculation or determination made pursuant to the provisions of this Agreement shall be conclusively presumed to be correct after two (2) years from the end of the Contract Year in which the statement, allocation, charge, payment calculation or determination was generated or prepared, if not challenged (claimed) in writing under this clause 15.3 prior thereto. For the avoidance of doubt, all claims shall be deemed waived unless they are made in writing within two (2) years from the end of the Contract Year in which the statement, allocation, charge, payment calculation or determination was generated or prepared.

15.4	Auditing records

(a)	Each Party shall have the right, at its own expense, upon thirty (30) days’ written notice and during reasonable working hours to appoint an auditor to perform an audit of the other Party’s books and records in relation to:

(i)	in the case of the Seller, any amount due to the Buyer under this Agreement, including:

(A)	any amount due under clause 8.5(b);

(B)	the Gas Price calculated by the Buyers’ Representative in accordance with clause 10.1;

(C)	any Upfront Payment paid by a Buyer to the Seller in accordance with clause 8.6(a);

(D)	any amount due under clause 8.6(h);

(E)	any amount due under clause 12.2(c); and

(ii)	in the case of the Buyers:

(A)	the amounts passed-through to, or payable by, each of them under clause 11; and

(B)	the allocations under clauses 8.5(h) and 14.5.

(b)	An auditor appointed by a Party (Appointing Party) pursuant to clause 15.4(a):

(i)	must not be a director, officer or employee of the Appointing Party or any Related Body Corporate of the Appointing Party;

(ii)	must be independent of the Appointing Party; and

(iii)	must be a partner or employee of an internationally recognised accounting firm.

(c)	An auditor appointed by an Appointing Party pursuant to clause 15.4(a) may not have access to the books and records of any other Party unless the auditor enters into a confidentiality agreement with the other Party (on terms reasonably acceptable to the other Party) that requires the auditor to keep all information in the books and records of the other Party confidential and not disclose that information to the Appointing Party, except that the auditor may be instructed by the Appointing Party to give it an opinion as to:

(i)	whether any amount calculated or allocated under this Agreement has been incorrectly calculated; and

(ii)	the correct amount of any calculation or allocation under this Agreement.

(d)	The Appointing Party must provide to the other Parties a copy of any opinion provided to it by the auditor as soon as reasonably practicable after the Appointing Party receives it.

(e)	If any Party disagrees with the auditor’s opinion, the disagreement will be dealt with as a Dispute capable of reference to an Expert for determination in accordance with clause 24.

15.5	Interest on Late and Disputed Payments

Any amount which remains unpaid by the due date for payment and has not been disputed in good faith under clause 15.3 shall accrue interest at a rate equal to 2% per annum above the Bank Bill Rate calculated daily from the due date for payment until the date on which the amount (including interest) is paid in full. Each day the interest will be capitalised into and form part of the outstanding amount payable. The paying Party shall also pay the legal costs of the other Party incurred in connection with the late payment.

16.	FORCE MAJEURE

16.1	No Breach

Except with regard to a Party’s obligation to make payment(s), and without regard to the inclusion or exclusion of any references to this clause 16 or any other limiting language in this Agreement, neither the Seller nor the Buyers shall be liable to the other for failure to perform an obligation to Make Available Gas or to accept delivery of the Gas Made Available, as applicable, to the extent such failure was caused by Force Majeure. The Party or Parties claiming Force Majeure is referred to in this clause as the Affected Party. The term Force Majeure as employed herein shall only include the events or circumstances the cause of which is not reasonably within the control of the Affected Party, and which that Affected Party is not reasonably able to prevent or overcome by the exercise of a standard of diligence, prudence and foresight consistent with that of a Reasonable and Prudent Operator. Notwithstanding anything to the contrary in this Agreement, Force Majeure shall not excuse a failure to make payment when due under this Agreement.

16.2	Definition of Force Majeure

Subject at all times to the events and circumstances set out below meeting the requirements of Force Majeure in clause 16.1 above, Force Majeure includes but is not limited to:

(a)	physical events constituting acts of God, including without limitation, landslides, lightning, earthquakes, fires, storms or storm warnings, cyclones, floods, washouts, explosions and natural disasters;

(b)	serious accidental damage which causes a partial or complete failure or interruption to, loss, or breakdown of the Seller’s Facilities;

(c)	serious accidental damage which causes a partial or complete failure, or interruption to, loss, or breakdown of the Buyers’ Facilities;

(d)	acts of others such as strikes, lockouts, industrial or labour disturbances, work bans, blockades or picketing on a national or regional basis, riots, sabotage, malicious damage, insurrections or wars (declared on undeclared), civil commotion, malicious damage, act of public enemy, blockages;

(e)	actions or inactions by, or any new or amended court order, law, statute, ordinance, regulation, or policy of, any Federal or State court, government tribunal or authority or other organization with regulatory powers having jurisdiction which is not in force as at the date of execution of this Agreement, or a variation or change after the date of execution of this Agreement in the interpretation of or the scope of application of an existing court order, law, statute, ordinance, regulation, or policy of, any Federal or State court, government tribunal or authority or other organization with regulatory powers having jurisdiction;

(f)	a partial or complete shutdown of any of the Seller’s Facilities or site for health, safety, environmental, breakdown or other emergency reasons, which continue for a period greater than five (5) consecutive Days;

(g)	a partial or complete shutdown of any of the Buyers’ Facilities or site for health, safety, environmental, breakdown or other emergency reasons, which continue for a period greater than five (5) consecutive Days; and

(h)	interruption and/or curtailment of firm transportation by the Pipeline Operator not caused by the Affected Party or any partial or complete failure, breakdown or shutdown of the Pipeline.

The Affected Party shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

16.3	Specific Exclusions

Notwithstanding clause 16.2, neither the Seller nor the Buyers shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances:

(a)	economic hardship, to include, without limitation, the Seller’s ability to sell Gas at a higher or more advantageous price than the Gas Price and the Buyer’s ability to purchase Gas at a lower or more advantageous price than the Gas Price;

(b)	the curtailment of any “Interruptible Service” or “Negotiated Service” (as defined in the Access Arrangement) unless “Firm Service” (as defined in the Access Arrangement) is also curtailed; and

(c)	lack of funds or the inability to use funds for any reason.

16.4	Industrial Disturbances

Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts, industrial or labour disturbances, work bans, blockades or picketing on a national or regional basis, shall be within the sole discretion of the Affected Party.

16.5	Notification and Mitigation of Force Majeure

(a)	In the event of a dispute, the onus shall be on the Affected Party claiming relief under clause 16.1 to establish that the events or circumstances constitute Force Majeure.

(b)	The Party whose performance is prevented by Force Majeure shall provide notice to the other Party. Initial notice may be given orally; however, written notice with reasonably full particulars of the event or occurrence and an estimate of the time period for which the Force Majeure event is likely to last is required as soon as reasonably possible, provided that a Party shall not lose its right to be relieved from liability by reason of Force Majeure if it fails to perform the obligations in this clause 16.5 in a timely manner.

(c)	Upon providing written notice of Force Majeure to the other Party, and subject to the Affected Party complying with clause 16.5(d), the Affected Party shall be relieved of its obligation, from the onset of the Force Majeure event, to Make Available Gas, or to accept delivery of Gas Made Available, as applicable, to the extent and for the duration of Force Majeure.

(d)	The Affected Party shall take appropriate measures to mitigate or remove the effects of Force Majeure and, within the shortest possible time, resume performance under this Agreement.

(e)	The Affected Party must provide to the other Party reasonable updates on the nature of the event and the steps being taken to try to rectify the event during the occurrence of the event.

16.6	Termination by Reason of Force Majeure

(a)	Should a Force Majeure event occur which causes or results in the complete or substantial inability of the Affected Party to perform obligations under this Agreement for an aggregate period of 180 days or more in any eighteen (18) month period, the Party not claiming the benefit of the Force Majeure may give notice of termination to the Affected Party and this Agreement shall (unless the Parties subsequently agree otherwise) terminate ten (10) days after receipt by the Affected Party of such notice regardless of whether the Force Majeure terminates in the meantime. The Parties agree that if:

(i)	the Seller does not Make Available for delivery at least an average of 75% of the DCQ prevailing at the time for a period of 180 days or more in any eighteen (18) month period, this would constitute a “substantial inability” of the Seller to perform its obligations; and

(ii)	a Buyer does not take delivery of at least an average of 75% of that Buyer’s DCQ prevailing at the time for a period of 180 days or more in any eighteen (18) month period, this would constitute a “substantial inability” of that Buyer to perform its obligations.

(b)	If any Party has a bona fide belief that an event of Force Majeure cannot be, or is unlikely to be, cured within a period of 180 days from the date of the notice of the Force Majeure, then the Parties shall meet as soon as possible (on a date set by notice from any Party to the other Parties setting a reasonable date for a meeting which shall not be less than ten (10) days nor more than thirty (30) days after receipt of such notice) to discuss the Force Majeure event and the Affected Party must advise the other Party of the likely period required to cure the Force Majeure and recommence performance.

(c)	If a Party terminates this Agreement as a result of a Force Majeure event, each Party’s liability shall be limited to any claims or right to damages as expressly provided in this Agreement which have accrued prior to termination and no Party shall be liable for any other Loss arising out of, in relation to or in connection with the termination or as a consequence of termination under this Agreement, in tort (including negligence), under statute (to the extent permitted), in equity or otherwise (including negligent misrepresentation or in restitution).

16.7	End of Force Majeure

(a)	The Affected Party shall:

(i)	recommence the performance of its obligations under this Agreement immediately upon the cessation of the event or effects of Force Majeure; and

(ii)	give notice to the Parties immediately upon the cessation of the event or effects of Force Majeure.

(b)	Under no circumstances will an event of Force Majeure result in the extension of the Term.

17.	DEFAULT AND TERMINATION

17.1	Default by Buyer

(a)	If a Buyer has committed a Financial Default or a default under clause 23.1(a) and such default is not excused under this Agreement, the Seller may give a notice to the Buyer specifying reasonable details of the default (Seller’s Default Notice) and, without limiting any rights of the Seller under this Agreement in respect of the default, thereafter the Parties may confer to discuss the cause, effect of and prospects for curing the default.

(b)	Upon the Buyer’s receipt of the Seller’s Default Notice, the Seller may at any time after the date of the Buyer’s receipt of the Seller’s Default Notice, reduce or suspend deliveries of Gas to that Buyer during the continuation of such default until the default is cured or this Agreement is terminated.

(c)

If the default by the Buyer has extended beyond the date of the Seller’s Default Notice for a period of more than ten (10) Business Days for a Financial Default or more than thirty (30) Business Days for a default under clause 23.1(a), then the Seller may by written notice (Seller’s Termination Notice) terminate this Agreement effective at any time following the tenth (10th) Business Day for a Financial Default or the thirtieth (30th) Business Day for default under clause 23.1(a) from the Buyer’s receipt of the Seller’s Termination Notice as may be stated in the Seller’s Termination Notice provided that termination will not occur if the default is cured prior to the effective date of such termination as stated in the Seller’s Termination Notice.

(d)	Termination of this Agreement as to any one Buyer shall not terminate, impair, or diminish the obligations or rights of the other Buyer under this Agreement, and this Agreement shall remain in full force and effect as between the Seller and such non-defaulting Buyer. No default as to any one Buyer shall be interpreted or deemed to be a default by the other Buyer or to give rise to any rights or remedies against the non-defaulting Buyer.

17.2	Default by the Seller

(a)	If the Seller has committed a Financial Default or a default under clause 23.1 (a) and such default is not excused under this Agreement, any affected Buyer may give a notice to the Seller specifying reasonable details of the default (Buyer’s Default Notice) and thereafter those Parties may confer to discuss the cause, effect of and prospects for curing the default.

(b)

The Buyer may by written notice (Buyer’s Termination Notice) terminate this Agreement effective at any time following the tenth (10th) Business Day for a Financial Default or the thirtieth (30th) Business Day for a default under clause 23.1 (a) from the relevant Seller’s receipt of the Buyer’s Termination Notice as may be stated in the Buyer’s Termination Notice; provided that termination will not occur if the default is cured prior to the effective date of such termination as stated in the Buyer’s Termination Notice.

17.3	Other Defaults and Remedies

(a)	If a Party commits a default of an obligation under this Agreement (other than a Financial Default or a default under clause 23.1(a)) and such default is not excused under this Agreement, the non-defaulting Party may give a notice to such Defaulting Party specifying reasonable details of the default (Default Notice) and the Defaulting Party must diligently seek to cure the default (if it is rectifiable).

(b)	The non-defaulting Party’s remedies in respect of a default other than Financial Default or default under clause 23.1 (a) include claims for Direct Loss (excluding damages of the type disallowed under clause 18), specific performance and injunction, but for avoidance of doubt a Party may only terminate this Agreement for Financial Default or default under clause 23.1(a), and all other termination rights at law or in equity are hereby excluded. Notwithstanding anything to the contrary, in the event of a default which is compensable under both this clause 17.3 and under either or both of clauses 8.5 and 12.2, the cumulative damages payable under this clause 17.3 and under any one or more of clauses 8.5 and 12.2 shall not, in the aggregate, exceed the amounts due and payable under clauses 8.5 and 12.2, whichever one or both may be applicable.

17.4	Survival

Notwithstanding termination of this Agreement for any reason, clauses 2(d), 3, 8.6(h), 18, 20, 22, 24 and 25.3 and the rights and obligations hereunder that by their nature are intended to survive termination shall remain in effect to the full extent permitted by law until all obligations have been extinguished and all disputes have been resolved.

18.	LIMITATION OF LIABILITY

(a)	Subject to clause 18(b), but notwithstanding any other term or condition of this Agreement, the liability of a Party for Loss arising out of any matter or circumstance giving rise to a claim in connection with this Agreement is limited to Direct Loss and no Party is liable to any other Party in respect of, and each Party covenants to the other Parties that it shall not make any claim or enforce, any liability or indemnity against any other Party for any Loss other than Direct Loss, howsoever arising (including, but not limited to, by the negligence of any Party) suffered or incurred by such Party in respect of any circumstances under, in relation to or in connection with this Agreement, whether arising under contract, at common law, in equity, in tort (including negligence) or under statute (to the maximum extent permitted by law) or otherwise (including negligent misrepresentation or in restitution).

(b)	Clause 18(a) does not apply to, diminish or limit a Party’s obligation to pay or reimburse the specified damages or amounts due as set out in clauses 8.4, 8.5(b), 8.6(h), 9.2, 11.1, 11.4 and 12.2(c).

(c)	This clause 18 survives termination of this Agreement.

19.	SELLER’S AND BUYERS’ REPRESENTATIVES

19.1	Seller’s Representative

(a)	The Seller appoints the Operations Director of the Seller from time to time (and who, as at the date of execution of this Agreement, is Mervyn Cowie) as its Seller’s Representative. The addresses of the Seller’s Representative for service of notices are as follows:

Commercial or Administrative Matters	Operational Matters
Attention: Company Secretary	Attention: Operations Director

Telephone +61 7 3224 1600	Telephone +61 7 3224 1600

Facsimile +61 7 3224 1699	Facsimile +61 7 3224 1699

Email mcowie@magpet.com.au; and magadmin@magpet.com.au

(b)	The Seller’s Representative shall have the administrative function to:

(i)	administer this Agreement for the Seller and coordinate the procedures hereunder with each Buyer;

(ii)	render Invoices to each Buyer; and

(iii)	send notices on behalf of the Seller under this Agreement.

(c)	All notices, payments and communications in connection with this Agreement made by a Buyer to the Seller’s Representative shall be deemed to have been made by that Buyer to the Seller.

19.2	Buyer

(a)	Each Buyer hereby appoints the Manager Commercial – Oil & Offshore of Santos Limited as the Buyers’ Representative. The addresses of the Buyers’ Representative for service of notices are as follows:

Commercial or Administrative Matters	Operational Matters
Attention: Manager Commercial – Oil & Offshore	Attention: Manager Commercial – Oil & Offshore
Telephone +61 8 8116 7558	Telephone +61 8 8116 7558

Facsimile +61 8 8116 7578	Facsimile +61 8 8116 7578

Email mike.flynn@santos.com

(b)	The Buyers shall appoint a Buyers’ Representative which shall have authority to manage:

(i)	the receipt of delivered Gas at the Delivery Point;

(ii)	other operational and administrative matters under this Agreement; and

(iii)	the issuing of notices as specified in this Agreement.

19.3	Change of Representatives

Each Party may from time to time change its nominated Representative by notice to the other Parties.

19.4	Transfer of Funds

The account details for each Party shall be notified to each other Party within seven (7) days after the Commencement Date and may be changed by that Party giving written notice to the other Parties.

20.	GOVERNING LAW

20.1	Governing law

The laws of South Australia, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including any controversy or claim arising between or among the Parties.

20.2	Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of the courts of South Australia and the Northern Territory of Australia for the resolution of any disputes under, in relation to or in connection with this Agreement.

21.	NOTICES, REPRESENTATIVES AND EXECUTION

21.1	Notices to Representatives

Notices to the Seller and the Buyers shall be in writing and are to be addressed to and served on the Seller’s Representative or the Buyers’ Representative by hand delivery, mail, facsimile or email as provided in clause 21.2.

21.2	Notices

(a)	Subject to clause 21.2(b), notices:

(i)	shall be given to the addresses in clause 19;

(ii)	must be signed by an officer or under the common seal of the sender;

(iii)	are regarded as being given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post, two (2) Business Days from and including the date of postage; or

(C)	if by facsimile transmission, when transmitted to the addressee provided a transmission report is printed by the transmitting facsimile machine indicating that the facsimile was received by the recipient, provided that if a facsimile transmission is received after 17:00 hours on any Business Day or at any time on a day which is not a Business Day, the facsimile transmission will be deemed to have been received at 09:00 hours on the following Business Day.

(b)	In the case of operational matters only (including making, varying or confirmation nominations in accordance with clause 8,2), notices:

(i)	shall be given to the Seller’s Representative (Operational Matters) or the Buyers’ Representative (Operational Matters), as the case may be, by email to the email addresses in clause 19; and

(ii)	are regarded as being given by the sender and received by the addressee when the addressee’s email system logs the email message as having been received, provided that if an email is received after 17:00 hours on any Business Day or at any time on a day which is not a Business Day, the email will be deemed to have been received at 09:00 hours on the following Business Day.

22.	CONFIDENTIALITY

22.1	Confidential Information to be kept Confidential

Subject to clause 22.2, during the term of this Agreement and for a period of three (3) years after termination of this Agreement, each Party must, and must procure that its Related Persons, keep all Confidential Information in confidence and not disclose the Confidential Information.

22.2	Permitted Disclosure

Subject to clause 22.3, the restrictions imposed by clause 22.1 do not apply to the disclosure of Confidential Information in any of the following circumstances:

(a)	with the prior written consent of the other Parties;

(b)	to any Related Body Corporate of a Party or any officer or employee of a Related Body Corporate or any legal counsel or auditor of a Party or any legal counsel or auditor of any Related Body Corporate;

(c)	to any bona fide intended assignee of a Party (including an entity with whom a Party and/or its Related Bodies Corporate are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or a Related Body Corporate’s shares) upon obtaining a similar undertaking of confidentiality from that assignee in favour of all the Parties;

(d)	to independent advisers, consultants and contractors of any Party whose duties reasonably require disclosure, provided those advisers consultants and contractors have made a similar undertaking of confidentiality to that Party;

(e)	to any bank or financial institution or investor from whom a Party is seeking or obtaining finance, or who is intending to invest in a Party, and its legal and financial advisers, provided such bank or institution or investor is bona fide in its intentions and it and any of its legal and financial advisers have made a similar undertaking of confidentiality to that Party;

(f)	to the extent required by any applicable laws or regulations having jurisdiction over a Party or the rules or regulations of any recognised stock exchange on which shares in the capital of such Party or any Related Body Corporate of that Party are listed for quotation, whether such listing takes place before or after the Contract Execution Date;

(g)	in any report, prospectus or other instrument issued by a Party or a Related Body Corporate of that Party as required by securities laws governing that Party or Related Body Corporate; or

(h)	to the extent required for the purpose of any litigation arising from this Agreement provided that, prior to such disclosure, reasonable notice of the intention to make such disclosure of the information is given to the Party to whom the information is proprietary.

22.3	Limitation of Permitted Disclosure

Each Party shall limit any disclosure of information pursuant to clause 22.2 to such information which is reasonably required to be disclosed in the circumstances. In respect of a disclosure pursuant to clauses 22.2(f) and 22.2(g), to the extent permitted by law or the rules of any stock exchange, a Party shall consult with the other Parties in respect of the action that will be taken to limit the disclosure and to preserve to the maximum extent possible the confidentiality of the information. In respect of any disclosure pursuant to clause 22.2, the relevant Party shall notify the receiver of the confidential nature of the information and of the Party’s obligations under this clause 22 in respect of such information. Each Party shall be liable and responsible for any breach of confidentiality by a Person to whom it has disclosed the information under clauses 22.2(a), 22.2(b), 22.2(c), 22.2(d) and 22.2(e).

22.4	Third Party Demand for Information

If a Party is served with any demand, subpoena or is a party to any proceedings seeking or requiring the discovery, disclosure or production of any information, documents or agreements including (without limitation) any information which is proprietary to any other Party, the first mentioned Party shall, at the expense of the other Party and to the extent permitted by law:

(a)	forthwith give a copy and notify the other Party of any such demand, subpoena or other proceedings;

(b)	comply with all reasonable directions issued by the other Party in respect of the protection or the dissemination of such information, documentation and agreements (whether or not confidential);

(c)	upon receiving written notice from the other Party, without limiting any rights of the Seller under this Agreement in respect of the default, the Parties shall meet and determine the actions to be taken, including to preserve to the maximum extent reasonably possible the secrecy of any information, with regard to the conduct of any negotiations, dissemination or proceedings relating to such information, documentation and agreements (whether confidential or not);

(d)	not otherwise do anything to prejudice the protection of such information, documents and agreements or which is inconsistent with this clause; and

(e)	continue to consult with the other Parties and keep those Parties fully informed in relation to all matters referred to in this clause 22.4.

For the avoidance of doubt, nothing in this clause limits the right of a Party to disclose information pursuant to clause 22.2(f) or clause 22.2(g).

22.5	Urgent Relief

Nothing in this Agreement shall operate to prevent a Party from seeking urgent injunctive relief in respect of any breach or threatened breach of this clause 22.

23.	ASSIGNMENT

23.1	Restriction on Assignment

(a)	Subject to clause 23.1 (b), a Party may not assign or novate all or part of its rights or obligations under this Agreement to any person without the approval of the other Parties, such approval not to be unreasonably withheld or delayed where:

(i)	the proposed assignee or transferee is technically and financially capable of undertaking and discharging the obligations of the assignor to the extent of the proposed assignment provided; and

(ii)	in case of assignment or novation by the Seller, such assignee or transferee has appropriate rights and the ability to supply Gas as required by this Agreement.

(b)	A Party may, without the consent of the other Parties, assign or novate all or any of its rights and obligations under this Agreement to:

(i)	a Related Body Corporate wholly owned by the Ultimate Holding Company of that Party; or

(ii)	as part of, in connection with or as a result of, a corporate reconstruction, amalgamation, merger, demerger or disaggregation of a Party or of a corporation:

(A)	which is the Ultimate Holding Company of the Party; and

(B)	whose shares are listed on a stock exchange; or

(iii)	in the case of assignment or novation by a Buyer, to any person that has or obtains a legal or beneficial interest in the Mereenie Gas Field;

(iv)	in case of assignment or novation by the Seller, to any person that has or obtains a legal or beneficial interest in the Palm Valley Gas Field; or

(v)	to a financial institution for the purpose of securing repayment of any financial indebtedness.

(c)	For the avoidance of doubt, notwithstanding clauses 23.1(a) and 23.1(b), one Buyer does not require the consent of the other Buyer to assign or novate all or part of its rights or obligations under this Agreement.

23.2	Deed of Covenant

(a)	Any assignment or novation permitted under this clause 23 shall not take effect until the assignee or transferee has executed a deed of covenant in favour of the non-assigning Party (which may be by way of deed poll) agreeing to comply with, observe and perform the provisions of this Agreement affected by the assignment or novation, such deed to be in a form approved by the non-assigning Party acting reasonably unless the consent of that non-assigning Party is not required under this clause 23 (in which case approval is not required).

(b)	With effect from the effective date of the assignment or novation:

(i)	the assignor or transferor shall be released from the assigned or transferred obligations and liabilities under this Agreement without prejudice to any rights, obligations and liabilities which have accrued up to such time; and

(ii)	the assignee or transferee shall assume the assigned or transferred obligations and liabilities (but without any obligation in respect of the period prior to the effective date of the assignment or transfer).

24.	DISPUTE RESOLUTION

24.1	Disputes

Subject always to clause 22.5, if any dispute or difference arises between the Parties under this Agreement that cannot be resolved between the Parties (Dispute), then a Party may by notice to the other Parties specifying the nature of the Dispute (together with reasonable supporting documentation) (Dispute Notice), request that the dispute be resolved in accordance with this clause 24.

24.2	Senior Representatives to Resolve

On receipt of a Dispute Notice, senior representatives of each Party with authority to resolve the Dispute shall promptly meet to seek to resolve the Dispute in a timely manner.

24.3	Dispute Resolution

If the senior representatives cannot resolve the dispute within ten (10) Business Days of service of the Dispute Notice the matter shall (unless the Parties otherwise agree) be finally determined by:

(a)	an Expert in accordance with clause 24.4 (where the Dispute relates to a technical or financial matter); or

(b)	arbitration in accordance with clause 24.5 (where the Dispute relates to legal rights or obligations under this Agreement, including a Dispute arising out of or in connection with this agreement or its formation).

24.4	Expert Determination

(a)	Where a Dispute is referred to an Expert, the Parties shall agree to the identity of such person and the terms of appointment or, in default of agreement on such appointment (and its terms) within twenty (20) Business Days of the service of the Dispute Notice, on the application of either party as to the appointment (and its terms), by the Chairman for the time being of IAMA.

(b)	No person is to be appointed to act as an Expert unless he or she is qualified by education, experience and training to determine the matter in Dispute.

(c)	The Parties agree that:

(i)	the Dispute is to be resolved according to the IAMA Expert Determination Rules, current as at the date the Expert is appointed; and

(ii)	they must abide by, and must procure the Expert’s agreement to resolve the Dispute according to, the IAMA Expert Determination Rules and the terms of this clause 24.4.

(d)	The Parties must use their reasonable endeavours to ensure that the Expert makes his or her determination as quickly as possible. The Expert must make his or her determination in writing, giving the reasons for his or her determination, and must be issued within 2 (two) months of the Expert’s appointment.

(e)	In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error or fraud) be final and binding on the Parties.

(f)	Each Party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by the Parties in the proportions he may direct or, in the absence of direction, equally.

(g)	Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, the Buyer and the Seller shall afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to their respective premises, personal papers, books, accounts, records, returns and other documents as may be in their respective possession or under their respective control as may be required by the Expert to make his determination.

24.5	Arbitration

(a)	The arbitral tribunal shall be composed of one arbitrator.

(b)	The arbitrator shall be appointed by agreement between the Parties or, in default of agreement, within twenty (20) Business Days of service of the Dispute Notice by the Chairman for the time being of IAMA in accordance with the IAMA Arbitration Rules.

(c)	The seat of the arbitration shall be Adelaide, South Australia.

(d)	The language to be used in the arbitral proceedings shall be English.

(e)	The arbitration shall be conducted under the IAMA Arbitration Rules in force as at the date of the commencement of the arbitration.

(f)	The Parties must use their reasonable endeavours to ensure that the arbitration is conducted as quickly as possible. The award of the tribunal must be reasoned and in writing and must be issued within 3 (three) months of completion of the hearing or as soon as possible thereafter.

(g)	Unless otherwise determined by the tribunal, each Party will bear its own costs arising out of or in connection with the arbitration.

(h)	In the event of default by any Party in respect of any procedural order made by the tribunal, the tribunal shall have the power to proceed with the arbitration and to deliver its award.

(i)	All awards shall be final and binding on the Parties. By agreeing to arbitration under this clause the Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, insofar as such waiver may be validly made.

25.	GENERAL

25.1	Entire Agreement

This Agreement constitutes the full agreement among the Parties and supersedes all prior negotiations, representations, proposals, understandings and agreements, whether oral or written, regarding the subject matter of this Agreement.

25.2	Amendment

A purported modification, variation or amendment of this Agreement will not have any force or effect until it is in writing and executed by the Party against whom such amendment is sought to be enforced. Any amendment, modification or variation by or in favour of one Buyer must be offered by the Seller to the other Buyer in writing. Such offer must remain available for acceptance for a period of not less than thirty (30) Days.

25.3	Waiver

Any waiver or relaxation by a Party partly or wholly of any provision or right under this Agreement:

(a)	is valid only if in writing and signed by that Party;

(b)	applies to a particular occasion only;

(c)	is restricted to its written terms and is not continuing nor of general application unless expressed so to be; and

(d)	does not constitute a waiver or relaxation of any other term or condition.

Any such waiver by the Seller in favour of one Buyer must be offered or made available by the Seller to the other Buyer in writing. Such offer shall remain available for acceptance for a period of thirty (30) Days from the earliest time that such Buyer may benefit from such waiver.

25.4	Further assurances

The Parties must do all things, and execute all documents, reasonably necessary to give full effect to this Agreement.

25.5	Severability

If a provision or provisions of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this Agreement, which shall remain in full force and effect as if such illegal or unenforceable provision had not been included.

25.6	Counterparts

This Agreement may be executed in counterpart, in which case once a counterpart signed by each Party has been exchanged for a counterpart signed by the other Parties, each signed counterpart is to be regarded as one and the same as an original agreement signed by all Parties.

Executed as an Agreement.

SIGNED for SANTOS QNT PTY. LTD.
ABN 33 083 077 196 by its duly authorised
representative:

Signature of Authorised Representative	Signature of Witness

Name of Authorised Representative	Name of Witness
(block letters)	(block letters)

Executed as an Agreement.

EXECUTED by MAGELLAN PETROLEUM
(N.T.) PTY. LTD. ABN 95 009 718 183 in accordance with
section 127(1) of the Corporations Act:

Signature of Director	Signature of Director / Secretary

Name of Director	Name of Director / Secretary
(block letters)	(block letters)

SIGNED for SANTOS QNT PTY. LTD.
ABN 33 083 077 196 by its duly authorised
representative:

/s/ Christian John Paech	/s/ David Knox

Signature of Witness	Signature of Authorised Representative
Christian John Paech	David Knox
General Counsel

Name of Witness	Name of Authorised Representative
(block letters)	(block letters)

SIGNED for SANTOS LIMITED
ABN 80 007 550 923 by its duly authorised
representative:

/s/ Christian John Paech	/s/ David Knox

Signature of Witness	Signature of Authorised Representative
Christian John Paech
General Counsel

Name of Witness	Name of Authorised Representative
(block letters)	(block letters)

SCHEDULE – GAS SPECIFICATION

COMPONENT	UNITS	LIMITS
		Minimum	Maximum
Gross Heating Value	MJ/sm3	33.0	42.0
Wobbe Index	MJ/sm3	44.0	51.0
Cricondentherm	Deg C		10.0
Water Content	Mg/sm3		80.0
Nitrogen	Mol %		11.0
Carbon Dioxide	mol %		5.0
Total Inerts	mol %		12.0
Hydrogen Sulphide	ppm (wt)		10.0
Total Sulphur	Mg/sm3		50.0
Oxygen	mol %		0.2
Mercury	Mg/sm3		0.2
Solids size	microns		10
Methanol	Mg/sm3		1.0
Glycols	Mg/sm3		1.0
Radioactivity	Bq/sm3		8,000
Receipt Temperature	Deg C		60.0
Delivery Temperature	Deg C		60.0